Exhibit 10.13

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

AIA Document A141’ 2024

Standard Form of Agreement Between Owner and Design-Builder
for a Traditional Design-Build Project

AGREEMENT made on 28 January 2026 (the “Effective Date”)

(In words, indicate day, month, and year.)

BETWEEN the Owner:

NSCALE WARD COUNTY LLC

251 Little Falls Drive

Wilmington

DE 19808

USA

and the Design-Builder:

TRINITY GC

13849-A Park Center Rd

Herndon

VA 20171

for the following Project:

WARD COUNTY DATA CENTRE

Cedarvale Ionic Digital Data Centre

Odessa

Texas

USA

(known as Ward County Data Centre, the “Facility”)

ADDITIONS AND DELETIONS:

The author of this document may have revised the text of the original AIA standard form. An Additions and Deletions Report that notes revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

ELECTRONIC COPYING of any portion of this AIA® Document to another electronic file is prohibited and constitutes a violation of copyright laws as set forth in the footer of this document.

The Owner and Design-Builder (each a “Party,” and collectively the “Parties” agree as follows.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

TABLE OF ARTICLES

1	GENERAL PROVISIONS	1

2	COMPENSATION AND PROGRESS PAYMENTS	7

3	GENERAL REQUIREMENTS OF THE WORK OF THE DESIGN-BUILD CONTRACT	9

4	WORK PRIOR TO EXECUTION OF THE DESIGN-BUILD AMENDMENT	15

5	WORK FOLLOWING EXECUTION OF THE DESIGN-BUILD AMENDMENT	18

6	CHANGES IN THE WORK	25

7	OWNER’S RESPONSIBILITIES	29

8	TIME	31

9	PAYMENT APPLICATIONS AND PROJECT COMPLETION	32

10	PROTECTION OF PERSONS AND PROPERTY	38

11	INSURANCE AND BONDS	40

12	UNCOVERING AND CORRECTION OF CONSTRUCTION WORK	43

13	COPYRIGHTS AND LICENSES	45

14	TERMINATION OR SUSPENSION	46

15	CLAIMS AND DISPUTES	49

16	MISCELLANEOUS PROVISIONS	52

17	SCOPE OF THIS AGREEMENT	55

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

i

TABLE OF EXHIBITS

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

[ *** ]

EXHIBIT F

EXHIBIT G

[ *** ]

EXHIBIT I

EXHIBIT J

SCHEDULE J-1

SCHEDULE J-2

EXHIBIT K

SCHEDULE K-1

SCHEDULE K-2

SCHEDULE K-3

SCHEDULE K-4

SCHEDULE K-5

SCHEDULE K-6

SCOPE OF WORK

OWNER’S REQUIREMENTS

SITE

SCHEDULE/PROGRAMMING

[ *** ]

ENVIRONMENTAL, HEALTHAND SAFETY POLICIES

QUALITY PLAN REQUIREMENTS

[ *** ]

FORM OF PARENT GUARANTEE - NOT USED

FORM OF COMPLETION CERTIFICATES

FORM OF SUBSTANTIAL COMPLETION CERTIFICATE

FORM OF FINAL COMPLETION CERTIFICATE

FORM OF LIEN AND CLAIM WAIVERS DESIGN-

BUILDER’S INTERIM LIEN WAIVER

SUBCONTRACTOR’S INTERIM LIEN WAIVER

DESIGN-BUILDER’S FINAL LIEN WAIVER

SUBCONTRACTOR’S FINAL LIEN WAIVER

DESIGN-BUILDER’S FINAL CLAIM WAIVER

SUBCONTRACTOR’S FINAL CLAIM WAIVER

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

ii

ARTICLE 1 GENERAL PROVISIONS

§ 1.1 Owner’s Criteria

This Agreement is based on the Owner’s Criteria set forth in this Section 1.1. The Owner’s Criteria is fixed as of the date of this Agreement.

§ 1.1.1 The Owner’s program for the Project:

As set out in Exhibit A (Basis of Design).

§ 1.1.2 The Owner’s design requirements for the Project:

As set out in Exhibit A (Basis of Design).

§ 1.1.3 The Project’s physical characteristics:

As further described in Exhibit C.

§ 1.1.4 The Owner’s anticipated Sustainable Objective for the Project, if any:

N/A

§ 1.1.5 The Owner’s building information modeling requirements for the Project, if any:

(a)	The Design-Builder is required to design each building and the associated outside auxiliary structures (i.e. gantry steel) and MEP equipment using REVIT and to perform clash detection.

(b)	Design-Builder will provide a model for subsequent use by the Owner or the Owner’s Consultants and Separate Contractors.

(c)	The Design-Builder will model the project to BIM Level Of Detail (LOD) 300 and follow the BIM Protocol defined in Attachment 2 to Exhibit B of this contract.

§ 1.1.6 The Owner’s budget for the Work to be provided by the Design-Builder is set forth below:

Owner’s Budget is not relevant. The Owner requires the Design-Builder’s schedule of values to be included in Exhibit E.

§ 1.1.7 The Owner’s anticipated design and construction milestones:

.1	Design-Builder’s Proposal submission date: in accordance with Section 4.4.1

.2	Construction commencement date: 26 January 2026

.3	Substantial Completion date or dates:

Substantial Completion means the successful completion of the Level 5 Integrated System Testing (IST) of the MEP systems for all data halls, network rooms and the completion of all construction and punch-list activities within the data halls and network rooms. Electrically, Level 5 testing shall extend down to the overhead busways above the rack positions. Mechanically, Level 5 testing shall extend down primary chilled water loops that will supply chilled water to the in-rack CDUs, rear door heat exchangers and the building management controls (to include power monitoring).

Building 1 shall be substantially completed August 1, 2026

Building 2 shall be substantially completed December 22, 2026

Building 3 shall be substantially completed January 24, 2027

Building 4 shall be substantially completed January 24, 2027

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

.4	Other milestone dates:

Building 1 network core room and all associated MEP systems shall be ready for Level 5 Integrated System Testing (IST) on or before July 15, 2026.

Building 2 network core room and all associated MEP systems shall be ready for Level 5 Integrated System Testing (IST) on or before November 25, 2026.

Building 3 network core room and all associated MEP systems shall be ready for Level 5 Integrated System Testing (IST) on or before December 24, 2027.

Building 4 network core room and all associated MEP systems shall be ready for Level 5 Integrated System Testing (IST) on or before December 24, 2027.

§ 1.1.8 In the event the Owner requires the Design-Builder to retain a specific Person or entity to perform a portion of the Work, such as an architect, consultant, or subcontractor, those Persons or entities shall be identified below: N/A

§ 1.1.9 Additional Owner’s Criteria upon which this Agreement is based: N/A

§ 1.1.10 The Owner’s requirements for accelerated or fast-track design and construction, multiple bid packages, or phased construction are set forth below: N/A

§ 1.2 Project Team

§ 1.2.1 The Owner identifies the following representative in accordance with Section 7.1.1:

(List name, address, and other information.)

[***]

§ 1.2.2 The Design-Builder identifies the following representative in accordance with Section 3.1.2: (List name, address and other information.)

Mil L. Wallen III (“Flip”)

Chief Executive Officer,

Trinity GC

13849-A Park Center Rd, Herndon, VA 20171

[***]

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

Reg Arnold

President, Trinity GC

13849-A Park Center Rd, Herndon, VA 20171

[***]

§ 1.2.2.1 After providing written notice to Design-Builder articulating a reasonable rationale for requiring the replacement of a Key Person, the Design Build Amendment shall set forth a list of key personnel (“Key Personnel” or “Key Persons”) from Design-Builder’s organization who will be assigned to the Work. Owner shall have the right, but not the obligation, at any time to require that Design-Builder replace any Key Person with another employee acceptable to Owner. In such event, Design-Builder shall replace such Key Person without additional expense to Owner. Key Personnel (i) shall be devoted full-time to the Work until Final Completion, and (ii) shall not be removed or reassigned unless such key person is terminated from its employment by Contractor or voluntarily leaves the employ of the Contractor, without Owner’s prior written approval. Furthermore, Owner and Design-Builder acknowledge and agree the continuity of Key Personnel throughout the performance of the Work is a material requirement of this Contract, and that replacement of a Key Person will be detrimental to the Owner and the overall quality of the Work. All requests for the substitution of Key Personnel shall include a detailed explanation and reason for the request and the resumes of professional education and experience for a minimum of two (2) candidates of equal or greater qualifications and experience. Should Owner approve of the replacement of a Key Person, Design-Builder shall allow for an overlap of two (2) weeks during which both the Key Person to be replaced and the Owner-approved new Key Person shall work together full time. The additional cost of any replacement of such Key Personnel and overlap time shall be entirely at Design-Builder’s expense.

§ 1.2.3 In addition to those Persons or entities identified in Section 1.1.8, the Design-Builder shall retain the Architect, Consultants, Subcontractors, and suppliers, identified below:

(List name, discipline, address, and other information.)

Refer to Exhibit B, Attachment 1 — Project Organization Chart and Key Personnel

§ 1.3 Dispute Resolution

1.3.1 Binding Dispute Resolution. For any Claim subject to, but not resolved by, mediation pursuant to Section 15.3, the method of binding dispute resolution shall be the following:

X         Arbitration pursuant to Section 15.4

§ 1.4 Definitions

§ 1.4.1 Architect. The Architect is a Person or entity providing Design Services for the Design-Builder for all or a portion of the Work and is lawfully licensed to practice architecture in the applicable jurisdiction. The Architect is referred to throughout the Design-Build Documents as if singular in number.

§ 1.4.2 Tenant. “Tenant” [***]

§ 1.4.3 Consultant. A Consultant is a Person or entity providing services for the Design-Builder for all or a portion of the Work and is referred to throughout the Design-Build Documents as if singular in number. If the Consultant provides professional services, the Consultant shall be lawfully licensed to provide such services, as required by the applicable jurisdiction.

§ 1.4.4 The Contract. The Design-Build Documents form the Contract. The Contract represents the entire and integrated agreement between the Parties and supersedes prior negotiations, representations, or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Design-Build Documents shall not be construed to create a contractual relationship of any kind between any Persons or entities other than the Owner and the Design-Builder.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 1.4.5 Contract Sum. The Contract Sum is the amount to be paid to the Design-Builder for performance of the Work after execution of the Design-Build Amendment, as set forth in the Design-Build Amendment.

§ 1.4.6 Contract Time. The Contract Time is the period of time identified in the Design-Build Amendment, measured from the date for commencement of the Construction Work, including authorized adjustments, established as the period for the Design-Builder to achieve Substantial Completion of the Work.

§ 1.4.7 Subcontractor. A Subcontractor is a Person who has a direct or indirect contract with Design-Builder (including Architect, Consultant, sub-subcontractor, equipment supplier, or vendor, of any tier) to perform all or a portion of the Work, to lease construction equipment in connection with the Work, or to otherwise furnish labor or equipment. Each Subcontractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. All Subcontractors shall be reputable, qualified firms with an established record of successful performance in their respective trades performing identical or substantially similar work.

§ 1.4.8 Cost of the Work. The Cost of the Work includes all costs reasonably incurred by the Design-Builder in the proper performance of the Work as described in Article B.6 of the Design-Build Amendment.

§ 1.4.9 Day. The term “day” as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.

§ 1.4.10 Design-Build Documents. The Design-Build Documents consist of this Agreement between Owner and Design-Builder (hereinafter, this Agreement), other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. A Modification is (1) a written amendment to the Contract signed by both Parties, including the Design-Build Amendment, (2) a Change Order, or (3) a Change Directive. The Design-Build Documents will also include the Drawings, Specifications, and other documents listed in the Design-Build Amendment. If anything in the other Design-Build Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.

§ 1.4.11 Design-Builder. The Design-Builder is the Person or entity identified as such in this Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Design-Builder” means the Design-Builder or the Design-Builder’s authorized representative.

§ 1.4.12 Work. “Work” means all obligations, duties and responsibilities required of Design-Builder pursuant to the Contract, including all equipment, spare parts, procurement, engineering, design, fabrication, erection, installation, manufacture, delivery, transportation, storage, construction, workmanship, labor, inspection, pre-commissioning, commissioning, training, tests, and any other services, work or things furnished or used or required to be furnished or used, by Design-Builder in the performance of the Contract, including the (a) services required of the Design-Builder prior to the execution of the Design-Build Amendment, (b) any work under the Design-Build Amendment, and (c) Corrective Work. The Work consists of the Design Services and the Construction Work. Notwithstanding the foregoing, material and equipment that the Parties agree is to be directly purchased by Owner and subsequently installed by Contractor (“Owner-Furnished, Contractor Installed Equipment” or “OFCI Equipment”) shall not be deemed part of the Work hereunder to the extent such OFCI Equipment is defective, damaged during shipping or transport to the Site, or damaged by Owner during commissioning or subsequent to Substantial Completion. Design-Builder shall have no Warranty obligations under Section 3.5 regarding such OFCI Equipment except to the extent Design-Builder damaged such OFCI Equipment during its installation or subsequently failed to adequately protect it during the performance of the Work

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 1.4.12.1 Design Services. “Design Services” are the professional services, including those services that are rendered by architects and engineers, which are required to fulfill the Design-Builder’s obligations under the Design-Build Documents.

§ 1.4.12.2 Construction Work. “Construction Work” is the construction, and services to support construction, required by the Design-Build Documents, whether completed or partially completed, and includes all other labor, materials, equipment, and services provided, or to be provided, by the Design-Builder to fulfill the Design-Builder’s obligations under the Design-Build Documents.

§ 1.4.13 Early Release Work. “Early Release Work” is a limited, predetermined portion of the Project or scope of the Work that the Owner authorizes the Design-Builder to commence before the Parties execute the Design-Build Amendment.

§ 1.4.14 Instruments of Service. Instruments of Service are representations, in any medium of expression now known or later developed, of the tangible and intangible creative work performed by the Design-Builder, Subcontractors, Architect, or Consultants under their respective agreements. Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, and other similar materials.

§ 1.4.15 Notice

§ 1.4.15.1 Except as otherwise provided in Section 1.4.15.2, where the Design-Build Documents require one party to notify or give notice to the other party, such notice shall be provided in writing to the designated representative of the party to whom the notice is addressed and shall be deemed to have been duly served if delivered in Person, by mail, by courier, or by electronic transmission as set forth below:

(a)	If by registered mail then to the address of the relevant Party set out above;

(b)	If by email then:

(i)	in the case of the Owner:
[***]

(ii)	in the case of the Design-Builder:

Mil L. Wallen III (“Flip”)
Chief Executive Officer, Trinity GC
13849-A Park Center Rd, Herndon, VA 20171
[***]

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 1.4.15.2 Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice, addressed to the Party’s Representative and shall be either (i) hand delivered; (ii) delivered by same-Day or overnight courier; or (iii) delivered by certified mail, return receipt requested, to the other Party at the address set forth below. Notices, demands, offers and other communications may be delivered via email .

§ 1.4.16 Owner. The Owner is the Person or entity identified as such in this Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 1.4.17 The Project. The Project is comprised of all design and construction, of which the Work performed under the Design-Build Documents may be the whole or a part, and may include design and construction by the Owner and by Separate Contractors.

§ 1.4.18 Governmental Instrumentality. “Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, authority, board or commission having jurisdiction over a Party or any portion of the Work, the Facility, or the Site.

§ 1.4.19 Person. A “Person” means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Instrumentality or other entity having legal capacity.

§ 1.4.20 Retainage. “Retainage” means the amount equal to ten percent (10%) of each payment for the Work performed up to the achievement of Substantial Completion, fifty percent (50%) of which shall be released at Substantial Completion and Final Completion in accordance with Sections 9.8.5 and 9.10.2 and the remaining fifty percent (50%) shall be released thirty (30) days following the expiry of the Defect Correction Period.

§ 1.4.21 Milestone Dates. “Milestone Dates” means the schedule of dates set forth in the Design-Build Amendment in which Design-Builder is required to achieve certain stages of completion of the Work, including the Guaranteed Substantial Completion Date and the Guaranteed Final Completion Date.

§ 1.4.23 Taxes. “Taxes” means any and all taxes, assessments, levies, duties, tariffs, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including value-added, sales and use taxes [(excluding any applicable Texas state and local sales and use taxes)], gross receipts, license, payroll, federal, state, local or foreign income, environmental, profits, severance, premium, franchise, property (excluding property taxes levied on: (i) the Site, (ii) the Facility, (iii) equipment and any spare parts provided by Design-Builder or any Subcontractor in connection with the performance of the Work, following delivery of such equipment and spare parts to the Site, and (iv) any other property located at the Site that is owned or leased by Owner), excise, capital stock, import, stamp, transfer, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, imposts and withholding, together with any and all penalties, interest and additions thereto.

§ 1.4.24 Unforeseen Subsurface Conditions. “Unforeseen Subsurface Conditions” means any unforeseen subsurface (i) caverns or seismic faults, (ii) substantial artificial obstructions, or (iii) fossils, antiquities or other things of archeological interest, in any case encountered by Design-Builder in the performance of the Work that (a) are not identified in any geotechnical information or any other documents either provided or otherwise available to Contractor, (b) were not discovered or reasonably discoverable by Design-Builder or any of its Subcontractors from inspections and investigations performed by Design-Builder or any of its Subcontractors prior to the execution of the Design-Build Amendment, or from documents available from third parties relating to Site conditions in the area of the Site, or from the general knowledge of Design-Builder or any of its Subcontractors relating to Site conditions in the area of the Site, and (c) with respect to (i) and (ii) only, are materially different from those that are reasonably expected to be encountered due to the nature and location of the Site.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

ARTICLE 2 COMPENSATION AND PROGRESS PAYMENTS

§ 2.1 Compensation for Work Prior To Execution of Design-Build Amendment

§ 2.1.1 For the Design-Builder’s performance of Work prior to the execution of the Design-Build Amendment, the Owner shall compensate the Design-Builder as follows:

The Owner will compensate the Design-Builder for the work as scheduled within Exhibit D and priced in Exhibit E for work performed prior to execution of the Design-Build Amendment provided that all such new construction is sufficiently designed and submitted to the Owner for the Owner’s review and approval prior to execution.

§ 2.1.2 The hourly billing rates for services of the Design-Builder and the Design-Builder’s Architect, Consultants, and Subcontractors, if any, are set forth below. The rates shall not be adjusted without the Owner’s prior written approval.

Please refer to Schedule D-4.

§ 2.1.3 Compensation for Reimbursable Expenses Prior To Execution of Design-Build Amendment

§ 2.1.3.1 Reimbursable Expenses are in addition to compensation set forth in Section 2.1.1 and 2.1.2 and include expenses directly related to the Project incurred by the Design-Builder. Design-Builder may invoice Owner only for the following Reimbursable Expenses:

.1	Transportation and authorized out-of-town travel and subsistence;

.2	Dedicated data and communication services, teleconferences, and Project web sites and cloud services;

.3	Fees paid for securing approval of authorities having jurisdiction over the Project;

.2	Printing, reproductions, plots, and standard form documents;

.3	Postage, handling, and delivery;

.4	Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner; and

.5	Renderings, physical models, mock-ups, professional photography, and presentation materials requested by the Owner.

.8	All taxes levied on professional services and on reimbursable expenses; and

.9	Other Project-related expenditures, if authorized in advance by the Owner.

§ 2.1.3.2 For Reimbursable Expenses, the compensation shall be limited to the direct out-of-pocket expenses the Design-Builder incurred, which is reasonably supported and documented.

§ 2.1.5 Payments to the Design-Builder Prior To Execution of Design-Build Amendment

§ 2.1.5.1 Unless otherwise agreed, payments due in accordance with this Agreement for undisputed amounts for Work prior to execution of the Design-Build Amendment shall be made monthly within 30 (30) days after Owner’s receipt of the Design-Builder’s invoice.

§ 2.1.5.1.1 Undisputed amounts due in accordance with this Agreement but unpaid thirty (30) days after Owner’s receipt of the Design-Builder’s invoice shall bear interest at the lesser of (i) an annual rate equal to the prime rate published by the Wall Street Journal plus [two hundred basis points (200 bps)], or (ii) the maximum rate permitted under Applicable Law.

§ 2.1.5.2 Records of Reimbursable Expenses and services performed on the basis of hourly rates shall be available to the Owner in accordance with Section 3.1.17.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 2.2 Payment for Early Release Work

For the Design-Builder’s performance of Early Release Work, the Owner shall pay the Design-Builder in accordance with the authorization for the Early Release Work, unless otherwise agreed to by the Parties.

§ 2.3 Compensation for Work Performed After Execution of Design-Build Amendment

§ 2.3.1 For the Design-Builder’s performance of Work after execution of the Design-Build Amendment, the Owner shall pay to the Design-Builder the Contract Sum as set forth in Article 9 and the Design-Build Amendment.

§ 2.3.2 Liquidated Damages

The Design-Builder’s liability for liquidated damages resulting from the Design-Builder’s failure to achieve Substantial Completion within the Contract Time shall be as follows:

.1	The monetary amount of liquidated damages shall be:

If Early Access Date is not achieved by the date stipulated e, then Design-Builder shall be entitled to fourteen (14) days grace period from liability to pay liquidated damages. From day 15, the Design-Builder shall pay Owner 714,285.71U.S. Dollars per day, for each day, or portion thereof, of delay until the relevant milestone has been achieved.

.2	The following date(s) or event(s) shall trigger the commencement of the assessment of liquidated damages:

Phase of Works	Substantial Completion	14 days grace	Date LDs apply from	LDs per day (USD)
Building 1	August 1, 2026	YES	August 15, 2026	714,285.71
Building 2	December 22, 2026	YES	January 6, 2027	714,285.71
Building 3	January 24, 2027	YES	February 8, 2027	714,285.71
Building 4	January 24, 2027	YES	February 8, 2027	714,285.71

.3	The total amount of liquidated damages shall be:

Design-Builder’s maximum liability to Owner for liquidated damages is USD60 million (sixty million US Dollars); provided that such limitation shall not be construed to limit Design-Builder’s other obligations or liabilities under the Contract (including (i) its obligations to complete the Work for the compensation provided under the Contract, (ii) its obligations to achieve Substantial Completion and Final Completion, and (iii) its obligations with respect to warranties), nor shall the limits specified in this Section apply in the event of Design-Builder’s fraud, gross negligence, willful misconduct or abandonment of the Work.

.4	Notwithstanding the Design Builder’s liability for liquidated damages, :

.1	Payment of any liquidated damages shall be in addition to, and not in lieu of, Design-Builder’s other obligations under the Contract and shall in no way affect Owner’s right to terminate the Contract under Article 14 or remedies contemplated in the Contract for any other aspect of Design-Builder’s obligations hereunder.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

.2	It is expressly agreed that liquidated damages payable under the Contract do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages. If Design-Builder or anyone on its behalf successfully challenges the enforceability of the liquidated damages, Design-Builder specifically agrees to pay Owner all actual damages incurred by Owner in connection with such breach, including any and all consequential damages (such as loss of profits and revenues, business interruption, loss of opportunity and use) and all costs incurred by Owner in proving the same (including all attorneys’ fees, consultant fees, and litigation expenses), without regard to any limitations whatsoever set forth in this Agreement.

.3	With respect to any liquidated damages that accrue, Owner, at its sole discretion, may either (i) invoice Design- Builder for such owed liquidated damages, and within thirty (30) days after Design-Builder’s receipt of such invoice, Design-Builder shall pay Owner such liquidated damages, or (ii) withhold from Design-Builder amounts that are otherwise due and payable to Design-Builder in the amount of such liquidated damages.

ARTICLE 3 GENERAL REQUIREMENTS OF THE WORK OF THE DESIGN-BUILD CONTRACT

§ 3.1 General

§ 3.1.1 The Design-Builder shall comply with any applicable licensing requirements in the jurisdiction where the Project is located.

§ 3.1.2 The Design-Builder shall designate in writing a representative who shall have express authority to bind the Design-Builder with respect to all matters under this Agreement. Design-Builder’s representative is a Key Person who may only be assigned to other projects if the representative’s ability to devote the necessary time to the Works the subject of this Agreement is not affected.

§ 3.1.3 The Design-Builder shall perform the Work in accordance with the Design-Build Documents. The Design-Builder shall not be relieved of its obligations to perform the Work in accordance with the Design-Build Documents by the activities, tests, inspections, or approvals of the Owner.

§ 3.1.4 The Design-Builder shall perform the Work in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities (collectively, “Applicable Law”). If the Design-Builder performs Work contrary to Applicable Law, the Design-Builder shall assume responsibility for the correction of Work in accordance with Article 12.

§ 3.1.4.1 Neither the Design-Builder nor any Subcontractor, Consultant, or Architect shall be obligated to perform any act which they believe will violate any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If the Design-Builder determines that implementation of any instruction received from the Owner, including those in the Owner’s Criteria, would cause a violation of any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Design-Builder shall notify the Owner in writing. Upon confirmation by the Owner that a change to the Owner’s Criteria is required to remedy the violation, the Owner and the Design-Builder shall execute a Modification.

§ 3.1.5 The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder’s employees, Architect, Consultants, Subcontractors, and their agents and employees, and any other Persons or entities performing portions of the Work for, or on behalf of, the Design-Builder.

§ 3.1.6 The Design-Builder shall schedule and conduct periodic meetings with the Owner to review matters such as procedures, progress reports, coordination, and scheduling of the Work.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 3.1.7 The Design-Builder shall furnish the services of Architects, Consultants, Subcontractors, and suppliers identified in Article 1 or otherwise required to fulfill its obligations under the Design-Build Documents. When Applicable Law requires that services be performed by licensed professionals, the Design-Builder shall provide those services through qualified and licensed professionals.

§ 3.1.8 The Design-Builder, with the reasonable assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of authorities having jurisdiction over the Project.

User Notes:

§ 3.1.9 Progress Reports

§ 3.1.9.1 The Design-Builder shall keep the Owner informed of the progress and quality of the Work. On a monthly basis, or otherwise as agreed to by the Owner and Design-Builder, the Design-Builder shall submit written progress reports to the Owner, showing estimated percentages of completion and other information identified below:

.1	Work completed for the period;

.2	Project schedule status;

.3	Submittal schedule and status report, including a summary of outstanding Submittals;

.4	Requests for information to be provided by the Owner, including those that are outstanding;

.5	Approved Change Orders and Change Directives;

.6	Pending Change Order and Change Directive status reports;

.7	Tests and inspection reports;

.8	.Status report of Work rejected by the Owner;

.9	Status of submissions and approvals required by authorities having jurisdiction over the Project;

.10	Status of Claims previously submitted in accordance with Article 15;

.11	Cumulative total of the Cost of the Work to date including the Design-Builder’s compensation and Reimbursable Expenses, if any;

.12	Current Project cash-flow and forecast reports;

.13	A cost summary, comparing actual costs to updated cost estimates, if the Contract Sum is the Cost of the Work with or without a Guaranteed Maximum Price; and

.14	Additional information as agreed to by the Owner and Design-Builder.

§ 3.1.10 Design-Builder’s Schedule

§ 3.1.10.1 The Design-Builder, as part of the Design-Builder’s evaluation of the Owner’s Criteria set forth in Section 4.2.3, shall prepare and submit for the Owner’s acceptance a detailed resource/man-hour loaded critical path method Project schedule (the “Project Schedule”) using Primavera Project Planner version 8.2 or later in native electronic format and portable document format (.pdf), which shall provide for expeditious and practicable execution of the Work in accordance with the Milestone Dates. The Project schedule shall (1) include the time required for design and construction, (2) not exceed time limits set forth under the Design-Build Documents, (3) be revised at appropriate intervals as required by the conditions of the Work and the Design-Build Documents, (4) include allowances for periods of time required for the Owner’s review, and (5) include allowances for approval of submissions by authorities having jurisdiction over the Project.

§ 3.1.10.2 The Design-Builder shall perform the Work in accordance with the most recent Project Schedule accepted by the Owner.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 3.1.10.3 After approval by the Owner of the baseline Project Schedule, the Design-Builder shall manage and update the Project Schedule no less frequently than once per month to reflect the actual progress to date (each a “Monthly Updated Project Schedule”); provided that the Design-Builder may not modify any Milestone Dates or any dates that relate to Owner’s obligations without obtaining Owner’s written consent. If the Design-Builder changes the schedule activities, logic, durations, codes or cost-loading with respect to any activity, Design-Builder shall provide the Owner with a written explanation of each such change along with such Monthly Updated Project Schedule. The Monthly Updated Project Schedule shall be submitted with each invoice, in the same detail and form as required by the Project Schedule, and show the baseline Project Schedule. The Design-Builder shall promptly correct any errors or inconsistencies in the updates to the Monthly Updated Project Schedule identified to the Design-Builder by the Owner and resubmit a corrected update for the Owner’s review. Design-Builder shall provide all supporting data necessary to validate the progress shown in each Monthly Updated Project Schedule.

§ 3.1.10.4 No later than the first (1’) day of each month, Design-Builder shall submit to the Owner a 30 Day look-ahead Gantt chart schedule, which shall be based on the Project Schedule showing in detail the activities to be performed during the next thirty (30) days and the Work that the Design-Builder has scheduled for completion.

§ 3.1.10.5 If (i) the Monthly Updated Project Schedule (or if Design-Builder has not provided the Monthly Updated Project Schedule and the Owner reasonably determines) that any activity on the critical path of the Work is delayed such that the achievement of a Milestone Date is forecasted to occur ten (10) or more days after the applicable Milestone Date, or (ii) Design-Builder fails to achieve a Milestone Date within ten (10) days after the applicable Milestone Date, then Owner may require that Design-Builder prepare, at Design-Builder’s cost, a schedule to explain how it intends to regain compliance with the Milestone Dates as soon as possible (“Recovery Schedule”). Within seven (7) days after the Owner’s request, Design-Builder shall prepare the Recovery Schedule and submit it to Owner for its review and approval. Design-Builder shall continue performance of the Work in accordance with the Owner approved Recovery Schedule. Design-Builder shall take all steps necessary to regain compliance with the Project Schedule and Milestone Dates, including establishing additional shifts, hiring additional manpower, paying or authorizing overtime, and resequencing activities. The cost of preparing and performance in accordance with the Recovery Schedule shall be for Design-Builder’s account.

§ 3.1.10.6 If Design-Builder fails to provide the schedules required under this Agreement, including those set forth in Sections 3.1.10.3 and 3.1.10.4, such failure shall be a Default, and (i) without limiting any other rights that Owner may have with respect of such Default, Owner may withhold any and all further payments otherwise owing Design-Builder until such Default is corrected; and (ii) Design-Builder shall not be entitled to any adjustment to the Milestone Dates or an adjustment to the Contract Sum in connection with any delay in the Work.

§ 3.1.11 Warranty — Design Services

The Design-Builder shall perform the Design Services, and other services required of the Design-Builder prior to the execution of the Design-Build Amendment, (i) in accordance with generally accepted practices, methods, techniques and standards employed by experienced U.S. engineering and construction firms performing the same services in the same or similar locality under the same or similar circumstances, including standards for efficiency, reliability, health, safety and environmental management (“GECP”); (ii) free from defects in design; and (iii) in accordance with the Contract, including in accordance with Applicable Law.

§ 3.1.12 Warranty — Construction Work

The Design-Builder warrants to the Owner that the Construction Work furnished under the Contract will be of good quality and new, and fit for the purposes specified in the Contract. If required by the Owner, the Design-Builder shall furnish satisfactory evidence to Owner as to the kind and quality of materials and equipment. The Design-Builder further warrants that the Construction Work will (i) conform to the requirements of the Contract, including in accordance with Applicable Law and GECP; (ii) be free from defects; and (iii) be free from encumbrances to title.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 3.1.12.1 The Design-Builder’s warranty excludes remedy for Defect occurring after Substantial Completion caused by (i) abuse, alterations to the materials, equipment, or construction executed by the Owner not in accordance with a material requirement of the operations and maintenance manuals delivered by Design-Builder, (ii) operation and maintenance not in accordance with a material requirement of the operations and maintenance manuals delivered by Design-Builder, or (iii) normal wear and tear.

§ 3.1.12.2 Design Services not conforming to the standards set forth in Section 3.1.11 and Construction Work not conforming to the requirements set forth in Section 3.1.12 shall be considered “Defective” or containing “Defects.”

§ 3.1.13 Royalties, Patents and Copyrights

§ 3.1.13.1 The Design-Builder shall pay all royalties and license fees for designs, processes, or products, required by the Design- Build Documents.

§ 3.1.14 Indemnification

§ 3.1.14.1 In addition to its indemnification, defense and hold harmless obligations contained elsewhere in this Agreement, Design-Builder shall fully indemnify, hold harmless and defend Owner, its parent, Tenant, and each of their respective affiliates and directors, officers, agents, employees, representatives, and invitees of each (collectively, the “Owner Indemnified Parties” and each an “Owner Indemnified Party”), from and against any and all damages, losses, costs and expenses (including all fines and penalties as well as attorneys’ fees, consultant fees, and litigation expenses) arising out of or related to any of the following:

.1	actual or alleged failure of Design-Builder or its Subcontractors to comply with Applicable Law or safety requirements under the Contract;

.2	actual or alleged violation, misappropriation or infringement of any domestic or foreign patents, copyrights or trademarks or other intellectual property, or any improper use of Confidential Information or other proprietary rights that are attributable to Design-Builder or any Subcontractor in connection with the Work;

.3	actual or alleged contamination, spill, release, discharge or pollution arising out of acts or omissions of Design-Builder’s or any Subcontractor’s use, handling, disposal, or disturbance of Hazardous Materials and any environmental damage of any other nature to the extent resulting from the acts or omissions of Design-Builder or its Subcontractors;

.4	claims by any Governmental Instrumentality as a result of a failure by Design-Builder or any Subcontractor to pay Taxes;

.5	failure of Design-Builder to make payments to any Subcontractor in accordance with the respective subcontract; or

.6	subject to Section 9.3.4, personal injury to, illness or death of any Person, or damage to or destruction of property of any Person, in any way arising out of or resulting from or related to the Work to the extent such injury, illness, death, or property damage or destruction arises from the negligence, gross negligence, or willful misconduct of Design-Builder or any Subcontractor or anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable.

.7	Nothing contained herein shall be construed to require the Design-Builder to indemnify any Owner Indemnified Parties for claims, damages, losses, costs and expenses to the extent caused by or resulting from that Owner Indemnified Party’s negligence or misconduct.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 3.1.14.2 In the event that any suit, claim, temporary restraining order or preliminary injunction is granted in connection with Section 3.1.14.1.2, Design-Builder shall, in addition to its obligation under Section 3.1.14.1, make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order. If, in any such suit or claim, the Work, the Facility, or any part, combination or process thereof, is held to constitute an infringement and its use is preliminarily or permanently enjoined, Design-Builder shall promptly make every reasonable effort to secure for Owner a license, at no cost to Owner, authorizing continued use of the infringing Work. If Design-Builder is unable to secure such a license within a reasonable time, Design-Builder shall, at its own expense and without impairing performance requirements, either replace the affected Work, in whole or part, with non-infringing components or parts or modify the same so that they become non-infringing.

§ 3.1.14.3 Should any Subcontractor or any other Person acting through or under Design-Builder file a lien or other encumbrance against all or any portion of the Work, the Site, or the Facility, Design-Builder shall, at its sole cost and expense, remove and discharge, by payment, bond or otherwise, such lien or encumbrance within ten (10) days after the filing of such lien or encumbrance. If Design-Builder fails to remove and discharge any such lien or encumbrance within such ten (10) day period, then Owner may, in its sole discretion and in addition to any other rights that it has under the Contract, at law or equity, take any one or more of the following actions:

.1 remove and discharge such lien and encumbrance using whatever means that Owner, in its sole discretion, deems appropriate, including the payment of settlement amounts that it determines in its sole discretion as being necessary to discharge such lien or encumbrance. In such circumstance, Design-Builder shall be liable to Owner for all damages, losses, costs and expenses (including all attorneys’ fees, consultant fees, and litigation expenses, and settlement payments) incurred by Owner arising out of or relating to such removal and discharge. All such damages, losses, costs and expenses shall be paid by Design-Builder no later than thirty (30) days after receipt of each invoice from Owner;

.2 seek and obtain an order granting specific performance from a court of competent jurisdiction, requiring that Design- Builder immediately discharge and remove, by bond, payment or otherwise, such lien or encumbrance. The Parties expressly agree that Owner shall be entitled to such specific performance and that Design-Builder shall be liable to Owner for all damages, losses, costs and expenses (including all attorneys’ fees, consultant fees, and litigation expenses) incurred by Owner arising out of or relating to such specific performance action. Design-Builder agrees that the failure to discharge and remove any such lien or encumbrance will give rise to irreparable injury to Owner and Owner’s affiliates, and further, that Owner and such Owner affiliates will not be adequately compensated by damages;

.3 conduct the defense of any action in respect of (and any counterclaims related to) such liens or encumbrances as set forth in Section 3.1.14.4, without regard to Design-Builder’s rights under such Section; or

.4 withhold any amounts otherwise due and owing to Design-Builder under this Agreement equal to the amount of the lien, stop notice or encumbrance plus all damages, losses, costs and expenses arising out of such lien or other encumbrance, including attorneys’ fees, consultant fees, and litigation expenses.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 3.1.14.4 Not later than fifteen (15) days after receipt of written notice from the Owner Indemnified Party to Design-Builder of any claims, demands, actions or causes of action asserted against such Owner Indemnified Party for which Design-Builder has indemnification, defense and hold harmless obligations under this Agreement, whether such claim, demand, action or cause of action is asserted in a legal, judicial, arbitral or administrative proceeding or action or by notice without institution of such legal, judicial, arbitral or administrative proceeding or action, Design-Builder shall affirm in writing by notice to such Owner Indemnified Party that Design-Builder will indemnify, defend and hold harmless such Owner Indemnified Party and shall, at Design-Builder’s own cost and expense, assume on behalf of the Owner Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by Design-Builder and reasonably satisfactory to such Owner Indemnified Party; provided, however, that such Owner Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection, and at its own expense; and provided further that if the defendants in any such action or proceeding include Design-Builder and an Owner Indemnified Party and the Owner Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to Design-Builder, such Owner Indemnified Party shall have the right to select up to one (1) separate counsel to participate in the defense of such action or proceeding on its own behalf at the expense of Design-Builder. In the event of the failure of Design-Builder to perform fully in accordance with the defense obligations under this Section 3.1.14.4, such Owner Indemnified Party may, at its option, and without relieving Design-Builder of its obligations hereunder, so perform, but all damages, losses, costs and expenses (including all attorneys’ fees, consultant fees, and litigation expenses, settlement payments and judgments) so incurred by such Owner Indemnified Party in that event shall be reimbursed by Design-Builder to such Owner Indemnified Party, together with interest on same from the date any such cost and expense was paid by such Owner Indemnified Party until reimbursed by Design-Builder at the interest rate set forth in this Agreement.

§ 3.1.14.5 In the event that any indemnity provisions in this Agreement are contrary to the law governing this Agreement, then the indemnity obligations applicable hereunder shall be applied to the maximum extent allowed by Applicable Law. Each Party acknowledges specific payment of Ten U.S. Dollars (U.S. $10) as legal consideration for the indemnity obligations as may be provided in this Agreement.

§ 3.1.15 Contingent Assignment of Agreements

§ 3.1.15.1 Each agreement for a portion of the Work is assigned by the Design-Builder to the Owner, provided that assignment is effective only after termination of the Contract by the Owner and only for those agreements that the Owner accepts by notifying the Design-Builder. When the Owner accepts the assignment of an agreement, the Owner assumes the Design-Builder’s rights and obligations under the agreement, but only to the extent attributable to performance on or after the assignment’s effective date.

§ 3.1.15.2 Upon assignment to the Owner under this Section 3.1.15, the Owner may further assign the agreement to a successor design-builder or other entity.

§ 3.1.16 Design-Builder’s Insurance and Bonds. The Design-Builder shall purchase and maintain insurance and provide bonds as set forth in Article 11 and Exhibit A.

§ 3.1.17 Project Records and Audits

§ 3.1.17.1 Design-Builder shall keep full and detailed books, construction logs, manufacturing logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence, environmental compliance records, and other pertinent documents as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement, and in any way relating to this Agreement (“Project Records”). Design-Builder shall maintain all such Project Records in accordance with GAAP applicable in the United States, and shall retain all such Project Records for a minimum period of time equal to the greater of: (i) seven (7) years after Final Completion, (ii) such period of time as may be required under Applicable Law, and (iii) the time period required for resolution of all third-party claims arising out of or relating to this Agreement, the Work, or the Facility.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 3.1.17.2 Upon reasonable notice, Owner, Tenant, and any of their representatives, including Tenant’s independent engineer, shall have the right to audit or to have audited the Project Records (including all amounts billed under any Change Orders that are not a lump sum price and any items not part of such lump sum price, such as allowances); provided, however, such Parties shall not have the right to audit or have audited the Project Records in connection with the internal composition of any compensation that is fixed in the amount hereunder, except to the extent that any such compensation has any bearing with respect to (i) any claims brought by Design-Builder for extra compensation or schedule relief and such claims depend in whole or in part on the internal composition of any such fixed amounts, (ii) any proceeding (including any civil, criminal or administrative proceeding or investigation) before any Governmental Instrumentality in which Owner is involved, (iii) any litigation brought by third Parties against Owner and such internal composition of any fixed amounts is in Owner’s reasonable opinion necessary to defend against such litigation, (iv) regulatory compliance, standards or demands, (v) any amounts for which Design-Builder seeks payment if this Agreement is terminated by Owner, or (vi) Owner’s right to withhold payment under this Agreement where such internal composition of any fixed amounts is necessary, in Owner’s reasonable opinion, to determine the amount of withholding. When requested by Owner, Design-Builder shall provide the auditors with reasonable access to all such Project Records, and Design-Builder’s personnel shall cooperate with the auditors to effectuate the audit or audits hereunder. The auditors shall have the right to copy all such Project Records. Design-Builder shall bear its own costs and expenses incurred by it in assisting Owner with audits performed pursuant to this Section 3.1.17.2. Design-Builder shall include audit provisions identical to this Section 3.1.17 in all subcontracts. The restrictions in this Section 3.1.17.2 to the audit rights of Owner, Tenant or Tenant’s independent engineer shall not control over any rights such Parties have under Applicable Law, in discovery in any litigation arising out of this Agreement or in any litigation against Guarantor.

ARTICLE 4 WORK PRIOR TO EXECUTION OF THE DESIGN-BUILD AMENDMENT

§ 4.1 General

§ 4.1.1 Any information submitted by the Design-Builder, and any interim decisions made by the Owner, shall be for the purpose of facilitating the design process and shall not modify the Owner’s Criteria unless the Owner and Design-Builder execute a Change Order in accordance with Article 6.

§ 4.1.2 The Design-Builder shall advise and make recommendations to the Owner on proposed site use and improvements, selection of materials, building systems, and equipment, and temporary Project facilities. The Design-Builder shall also provide the Owner with recommendations, consistent with the Owner’s Criteria, on constructability; availability of materials and labor; time requirements for procurement, installation, and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions.

§ 4.2 Evaluation of the Owner’s Criteria

§ 4.2.1 The Design-Builder shall visit the Project Site to become generally familiar with local conditions under which the Work is to be performed.

§ 4.2.2 The Design-Builder shall schedule and conduct meetings with the Owner and other necessary individuals or entities to discuss and review the Owner’s Criteria as set forth in Section 1.1.

§ 4.2.3 Within thirty (30) days after the Effective Date, the Design-Builder shall prepare and submit a written report to the Owner, summarizing the Design-Builder’s evaluation of the Owner’s Criteria. The report shall also include:

.1	A description of local conditions under which the Work is to be performed, including conditions that may affect performance of the Work;
.2	Illustrations depicting the scale and relationship of the Project components, including possible alternative approaches to design and construction of the Project;

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

.3	Allocations of program functions, detailing each function and their square foot areas, and, if necessary, recommendations to adjust the Owner’s Criteria to conform to the Owner’s program functions;
.4	Recommendations, if any, with regard to accelerated or fast-track scheduling, procurement, or phased construction;
.5	A preliminary estimate of the Contract Sum, and, if necessary, recommendations to adjust the Owner’s Criteria to conform to the Owner’s budget for the Work;
.6	A preliminary estimate of the compensation for Design Services to be performed after execution of the Design Build Amendment;
.7	An evaluation of the compliance of the Owner’s Criteria with Applicable Law, and, if necessary, recommendations to adjust the Owner’s Criteria to conform with Applicable Law;
.8	A Project Schedule in accordance with Section 3.1.10, which shall include proposed dates for (i) design milestones; (ii) receiving additional information from, or for work to be completed by, the Owner; (iii) submission of the Design-Builder’s Proposal; (iv) the Owner’s review and approval of Design Phase submissions; and (v) review and approval of submissions by authorities having jurisdiction; and
.9	If necessary, recommendations to adjust the Owner’s Criteria to conform to the Owner’s schedule.

§ 4.2.4 The Owner shall review the Design-Builder’s written report and, if acceptable, provide the Design-Builder with written consent to proceed to the development of the Preliminary Design as described in Section 4.3.

§ 4.2.5 If the Owner’s consent granted pursuant to Section 4.2.4 includes any changes to the Owner’s Criteria, then the Owner and the Design-Builder shall execute a Change Order pursuant to Article 6.

§ 4.3 Preliminary Design

§ 4.3.1 Within [x] days after the Owner’s issuance of a written consent to proceed under Section 4.2.4, the Design-Builder shall prepare and submit a Preliminary Design to the Owner. The Preliminary Design shall include a report identifying any deviations from the Owner’s Criteria, and shall include the following:

.1	Confirmation of the allocations of program functions;
.2	Site plan;
.3	Building plans, sections, and elevations;
.4	Structural system;
.5	Selections of major building systems, including but not limited to mechanical, electrical, and plumbing systems; and
.6	Outline specifications or sufficient drawing notes describing construction materials.

The Preliminary Design may include some combination of physical study models, perspective sketches, or digital modeling.

§ 4.3.2 The Owner shall review the Preliminary Design and, if acceptable, provide the Design-Builder with written consent to proceed to development of the Design-Builder’s Proposal. The Preliminary Design shall not modify the Owner’s Criteria unless the Owner and Design-Builder execute a Change Order in accordance with Article 6.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 4.4 Design-Builder’s Proposal

§ 4.4.1 Within [14] days after the Owner’s issuance of a written consent to proceed under Section 4.3.2, the Design-Builder shall submit the Design-Builder’s Proposal to the Owner with a written statement of its basis, which shall include the following:

.1	A list of the drawings and specifications, including all Addenda thereto;
.2	A list of all Submittals that will be submitted to the Owner in accordance with Section 5.3.2;
.3	A list of the clarifications and assumptions made by the Design-Builder in the preparation of the Design-Builder’s Proposal;
.4	The proposed Contract Sum, including the compensation method and, if based upon the Cost of the Work plus a
Fee, a written statement of estimated cost organized by trade categories, allowances, contingencies, Design-Builder’s Fee, and other items that comprise the Contract Sum;
.5	The Design-Builder’s Project Schedule for the Work, showing the anticipated date of Substantial Completion upon which the Design-Builder’s Proposal is based;
.6	A list of the Design-Builder’s Key Personnel, Subcontractors, and suppliers; and
.7	A date by which the Owner must accept the Design-Builder’s Proposal, which shall not be earlier than sixty (60) days after Owner’s receipt of the Design-Builder’s Proposal.

§ 4.4.2 The Design-Builder shall meet with the Owner to review the Design-Builder’s Proposal. In the event that the Owner discovers any inconsistencies or inaccuracies in the information presented, the Owner shall promptly notify the Design-Builder, who shall make appropriate adjustments to the Design-Builder’s Proposal, its basis, or both.

§ 4.4.3 Submission of the Design-Builder’s Proposal shall constitute the following representations by the Design-Builder:

.1 The Design-Builder has visited the Site and become familiar with local conditions under which the Work is to be completed. Except for Unforeseen Subsurface Conditions, the Design-Builder assumes all risks related to, and waives any right to claim an adjustment to the Project Schedule or Contract Sum, as a result of any conditions at the Site or at any other location where the Work is performed.

.2 The Design-Builder understands the nature and scope of the Work and all relevant matters that may affect or govern the provision of the Work and is satisfied as to such matters and accepts responsibility for such matters, including: (i) the nature and location of the Work; (ii) the prevailing economic, security, political, climatic, and cultural conditions where the Work is performed; and (iii) the availability, quality, and cost of labor, materials, and Site tools. Design-Builder warrants that it has the experience, resources, qualifications and capabilities at its disposal to perform the Work in accordance with the Milestone Dates.

.3 Save for liability arising from trade embargoes or additional tariffs being imposed following the execution of this Agreement, the Design-Builder has the responsibility to determine, and assumes the risk of, all equipment delivery logistics including: (i) the availability and means of transportation and delivery (whether by marine transport, rail, road, or otherwise); (ii) transportation and delivery routes; (iii) the availability and condition of roads, bridges, or other transportation; (iv) damage or correction to roads, bridges, or other transportation infrastructure; (v) any obligation to post bonds; (vi) the method of transportation (considering the size, weight, and modularization of components, and the difference between net versus gross vehicle weights); and (vii) the procurement of all import/export or transportation related permits or licenses.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 4.5 Design-Build Amendment

§ 4.5.1 If the Owner and Design-Builder agree on the Design-Builder’s Proposal, the Owner and Design-Builder shall execute the Design-Build Amendment setting forth the Contract Sum, the Contract Time, and the terms of their agreement.

§ 4.5.2 The Design-Builder shall not incur any cost to be paid as part of the Contract Sum prior to the execution of the Design-Build Amendment, unless the Owner provides prior written authorization for such costs.

§ 4.5.3 Any agreement to commence Early Release Work shall not waive the Owner’s right to reject the Design-Builder’s Proposal.

ARTICLE 5 WORK FOLLOWING EXECUTION OF THE DESIGN-BUILD AMENDMENT

§ 5.1 Construction Documents

§ 5.1.1 Upon the execution of the Design-Build Amendment, the Design-Builder shall prepare Construction Documents. The Construction Documents shall establish the quality levels of materials and systems required. The Construction Documents shall be consistent with the Design-Build Documents.

§ 5.1.2 The Design-Builder shall provide the Construction Documents to the Owner for the [Owner’s information]. The Construction Documents shall not modify the Design-Build Documents unless the Owner and Design-Builder execute a Modification.

§ 5.2 Construction Work

§ 5.2.1 Commencement. Except for any Early Release Work described in Section 5.2.2, the date of commencement of the Construction Work shall be the date identified in the Design-Build Amendment.

§ 5.2.2 Early Release Work

§ 5.2.2.1 The Design-Builder shall prepare, for the Owner’s review and acceptance, a procurement proposal for Early Release Work which includes (i) portions of the Design Services or Construction Work that will be issued for procurement and construction in advance of the Design-Build Amendment, and (ii) materials or equipment that must be procured prior to execution of the Design-Build Amendment.

§ 5.2.2.2 If the Owner accepts the Design-Builder’s procurement proposal for Early Release Work, the Design-Builder shall prepare, for the Owner’s review and acceptance, an authorization to proceed with Early Release Work describing the scope, schedule for performance, compensation, payments, retainage, insurance and bonds, and other terms and conditions applicable to procurement and performance of the Early Release Work. The Design-Builder has no obligation to commence procurement and performance of Early Release Work until the Owner and Design-Builder execute such authorization.

§ 5.2.2.3 Following execution of the authorization, the Design-Builder shall expedite and coordinate the procurement and performance of Early Release Work in accordance with the Contract and such authorization. Following execution of the Design-Build Amendment, compensation for the Early Release Work shall be included in the Contract Sum and the time for performing the Early Release Work shall be included in the Contract Time.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.2.2.4 Early Procurement of Materials or Equipment by Owner

§ 5.2.2.4.1 If the Owner agrees to procure any materials or equipment prior to execution of the Design-Build Amendment, the Owner shall procure the materials or equipment on terms and conditions reasonably [acceptable] to the Design-Builder (such acceptance not to be unreasonably withheld). After execution of the Design-Build Amendment, the Owner shall assign all contracts for these materials or equipment to the Design-Builder and the Design-Builder shall thereafter accept responsibility for them.

§ 5.2.3 Supervision. The Design-Builder shall supervise and direct the Construction Work in accordance with the Contract. The Design-Builder shall be solely responsible for, and have control over, construction means, methods, techniques, sequences, and procedures, and for coordinating all portions of the Construction Work under the Contract.

§ 5.3 Submittals

§ 5.3.1 Submittals consist of Shop Drawings, Product Data, and Samples.

.1	Shop Drawings. Shop Drawings are drawings, diagrams, schedules, calculations, and other data specially prepared for the Construction Work by the Design-Builder or a Subcontractor, Sub-subcontractor, manufacturer, supplier, or distributor, to illustrate some portion of the Construction Work.
.2	Product Data. Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams, and other information furnished by the Design-Builder to illustrate materials or equipment for some portion of the Construction Work.
.3	Samples. Samples are physical examples that illustrate materials, equipment, or workmanship, and establish standards by which the Construction Work will be judged.

§ 5.3.1.4 Submittals are not Design-Build Documents. Their purpose is to demonstrate how the Design-Builder proposes to conform to the information given and the design concept expressed in the Design-Build Documents for those portions of the Construction Work for which the Design-Build Documents require submittals. Review by the Owner is subject to the limitations of Section 5.3.3.1. Informational submittals upon which the Owner is not expected to take responsive action may be so identified in the Design-Build Documents. Submittals that are not required by the Design-Build Documents may be returned by the Owner without action.

§ 5.3.1.5 Submittal Schedule. If the Design-Build Documents require the Design-Builder to submit Submittals to the Owner during performance of the Construction Work, the Design-Builder, prior to submitting any submittals, and thereafter as necessary to maintain a current submittal schedule, shall provide a submittal schedule for the Owner’s approval. The submittal schedule shall (1) be coordinated with the Design-Builder’s Project Schedule, and (2) allow the Owner reasonable time to review submittals (but in any event no less than fourteen (14) days). If the Design-Builder fails to submit a submittal schedule or fails to provide submittals in accordance with the approved submittal schedule, the Design-Builder shall not be entitled to any increase in the Contract Sum or extension of Contract Time based on the time required for review of submittals.

§ 5.3.1.6 Documents and Submittals at the Site

The Design-Builder shall make available, at the Project Site and electronically via internet, the Design-Build Documents, including Change Orders, Change Directives, and other Modifications, in good order and marked currently to indicate field changes and selections made during performance of the Construction Work, and the approved Submittals. These shall be in electronic form or paper copy, available to the Owner, and delivered to the Owner upon completion of the Work as a record of the Construction Work as constructed.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.3.2 Design-Builder’s Submittal Responsibilities

§ 5.3.2.1 The Design-Builder shall review for compliance with the Design-Build Documents, approve, and submit to the Owner, Submittals required by the Design-Build Documents, in accordance with the submittal schedule approved by the Owner or, in the absence of an approved submittal schedule, with reasonable promptness and in such sequence as to cause no delay in the Construction Work or in the activities of the Owner or of Separate Contractors.

§ 5.3.2.2 By submitting Submittals, the Design-Builder represents to the Owner that the Design-Builder has (1) reviewed and approved them, (2) determined and verified materials, field measurements, and field construction criteria related thereto, or will do so, and (3) checked and coordinated the information contained within such submittals with the requirements of the Construction Work and of the Design-Build Documents.

§ 5.3.2.3 If Owner does not issue any comments, proposed changes, or written approvals or disapprovals within the applicable time period set forth in the Owner approved submittal schedule, Design-Builder may proceed with the development of such Submittal and any construction relating thereto, but Owner’s lack of comments, approval or disapproval shall not constitute an approval of the matters received by Owner.

§ 5.3.2.4 The Construction Work shall be in accordance with approved submittals except that the Design-Builder shall not be relieved of responsibility for deviations from the requirements of the Design-Build Documents by the Owner’s approval of Submittals, unless the Design-Builder has specifically notified the Owner of such deviation at the time of submittal and (1) the Owner has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Change Directive has been issued authorizing the deviation. The Design-Builder shall not be relieved of responsibility for errors or omissions in Submittals by the Owner’s approval thereof.

§ 5.3.2.5 The Design-Builder shall direct specific attention, in writing or on resubmitted Submittals, to revisions other than those requested by the Owner on previous submittals. In the absence of such notice, the Owner’s approval of a resubmission shall not apply to such revisions.

§ 5.3.3 Owner’s Submittal Responsibilities

§ 5.3.3.1 The Owner will review, approve, or take other appropriate action upon, the Design-Builder’s Submittals, but only for the limited purpose of checking for conformance with the information and design concept expressed in the Design-Build Documents. The Owner’s action will be taken in accordance with the submittal schedule approved by the Owner or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Design-Builder as required by the Design-Build Documents. The Owner’s review of the Design-Builder’s Submittals shall not relieve the Design-Builder of the obligations under Sections 3.1.3, 3.1.11, and 5.3.2. The Owner’s review shall not constitute approval of safety precautions or of any construction means, methods, techniques, sequences, or procedures. The Owner’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

§ 5.3.3.2 Upon review of the submittals required by the Design-Build Documents, the Owner shall notify the Design-Builder of any non-conformance with the Design-Build Documents the Owner discovers.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.3.3.3 The Persons or entities, in addition to the Owner’s representative, who are required to review the Design-Builder’s Submittals are as follows:

Kevin Walker

Vice President, Design

kevin.walkerAnscale.com

[***]

John Hiddema

Head of Technical Services

john.hiddema@nscale.com

[***]

§ 5.4 Services Necessary to Support Construction Work

§ 5.4.1 The Design-Builder shall provide the services required to complete the Construction Work including services required to carry out the Design-Builder’s responsibilities for construction means, methods, techniques, sequences, and procedures. The Design-Builder shall perform such services in compliance with Applicable Law.

§ 5.4.2 If the Design-Build Documents require services, certifications, or approvals by a licensed design professional during Construction, the drawings, calculations, specifications, certifications, Shop Drawings, and other Submittals prepared under the Design-Build Documents shall be signed and sealed by such design professional.

§ 5.4.3 The Owner shall be entitled to rely upon the services, certifications, and approvals provided by the design professionals under Section 5.4.2.

§ 5.5 Labor and Materials

§ 5.5.1 The Design-Builder shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services, necessary for proper execution and completion of the Construction Work, whether temporary or permanent, and whether or not incorporated or to be incorporated in the construction.

§ 5.5.2 When a material or system is specified in the Design-Build Documents, the Design-Builder may make substitutions only with the consent of the Owner and in accordance with a Change Order or Change Directive.

§ 5.5.3 The Design-Builder shall enforce strict discipline and good order among the Design-Builder’s and its Subcontractors employees and other Persons carrying out the Construction Work. The Design-Builder shall not permit employment of unfit Persons or Persons not properly skilled in tasks assigned to them. Design-Builder agrees to promptly remove (or to require any Subcontractor to remove) from its services in connection with the Work any Person (i) who does not meet the foregoing requirements, or (ii) fails to comply with the requirements of this Agreement, including Article 10. Design-Builder shall replace any such employee or agent at its sole cost and expense. NOTWITHSTANDING THE FOREGOING, OWNER SHALL HAVE NO LIABILITY AND DESIGN-BUILDER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL ATTORNEYS’ FEES, CONSULTANT FEES, AND LITIGATION EXPENSES) AND LIABILITIES, OF WHATSOEVER KIND OR NATURE, WHICH MAY DIRECTLY ARISE OR RESULT FROM DESIGN-BUILDER OR ANY SUBCONTRACTOR TERMINATING THE EMPLOYMENT OF OR REMOVING FROM THE WORK ANY SUCH EMPLOYEE OR AGENT WHO FAILS TO MEET THE FOREGOING REQUIREMENTS FOLLOWING A REQUEST BY OWNER TO HAVE SUCH EMPLOYEE REMOVED FROM THE WORK.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.6 Taxes

The Design-Builder shall pay all Taxes and any sales, consumer, use and similar taxes, for the Construction Work provided by the Design-Builder, that are legally enacted when the Design-Build Amendment is executed, whether or not yet effective or merely scheduled to go into effect. The Design-Builder shall mitigate any tax issues where mitigation is allowable by law and reserve the right to challenge allocation reimbursement payment if certain items are found to be non-taxable and shall, when required to do so, request a refund with Texas State Comptroller.

§ 5.7 Permits, Fees, Notices and Compliance with Laws

§ 5.7.1 The Design-Builder shall secure and pay for the building permit as well as any other permits, fees, licenses, and inspections by government agencies, necessary for proper execution of the Construction Work and Substantial Completion of the Project.

§ 5.7.2 The Design-Builder shall comply with and give notices required by Applicable Laws applicable to performance of the Construction Work.

§ 5.7.3 Concealed or Unknown Conditions. If the Design-Builder encounters Unforeseen Subsurface Conditions at the Site in the performance of the Work, the Design-Builder shall promptly provide notice to the Owner before conditions are disturbed and in no event later than twenty-four (24) hours after the conditions are first observed. The Owner shall promptly investigate such conditions and, if the Owner determines that such Unforeseen Subsurface Conditions cause an increase or decrease in the Design-Builder’s cost of, or time required for, performance of any part of the Work, the Contract Sum or Contract Time, or both, shall be equitably adjusted in accordance with Article 6. If the Owner determines that the conditions at the Site are not Unforeseen Subsurface Conditions in accordance with the Contract and that no Change Order is justified, the Owner shall promptly notify the Design-Builder, stating the reasons. If the Design-Builder disputes the Owner’s determination, the Design-Builder may submit a Claim as provided in Article 15.

§ 5.8 Allowances

§ 5.8.1 The Design-Builder shall include in the Contract Sum all allowances stated in the Design-Build Documents. Items covered by allowances shall be supplied for such amounts, and by such Persons or entities as the Owner may direct, but the Design-Builder shall not be required to employ Persons or entities to whom the Design-Builder has reasonable objection.

§ 5.8.2 Unless otherwise provided in the Design-Build Documents,

.1	allowances shall cover the cost to the Design-Builder of materials and equipment delivered at the Site and all required Taxes, less applicable trade discounts;
.2	the Design-Builder’s costs for unloading and handling at the Site, labor, installation costs, overhead, profit, and other expenses contemplated for stated allowance items, shall be included in the Contract Sum but not in the allowances; and
.3	whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section 5.8.2.1 and (2) changes in Design-Builder’s costs under Section 5.8.2.2.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.8.3 The Owner shall make selections of materials and equipment for allowances requiring Owner selection.

§ 5.9 Subcontracts and Other Agreements

§ 5.9.1 Those portions of the Construction Work that the Design-Builder does not customarily perform with the Design-Builder’s own personnel shall be performed under subcontracts or other appropriate agreements with the Design-Builder. The Owner may designate specific Persons from whom, or entities from which, the Design-Builder shall obtain bids. The Design-Builder shall obtain bids from subcontractors, and from suppliers of materials or equipment fabricated especially for the Construction Work, who are qualified to perform that portion of the Construction Work in accordance with the requirements of the Design-Build Documents. The Design-Builder shall deliver such bids to the Owner with an indication as to which bids the Design-Builder intends to accept. The Owner then has the right to review the Design-Builder’s list of proposed subcontractors and suppliers and to object to any subcontractor or supplier. Any approval or objection by the Owner shall not relieve the Design-Builder of its responsibility to perform the Construction Work in accordance with the Design-Build Documents. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has reasonable objection. The Design-Build Amendment shall include a list of subcontractors which the Owner and Design-Builder have agreed are approved subcontractors for the performance of portions of the Work as specified therein.

§ 5.9.2 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement and shall not be awarded on the basis of cost plus a fee without the Owner’s prior written approval. If a subcontract is awarded on the basis of cost plus a fee, the Design-Builder shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Design-Builder in Article 9. Each subcontract shall require Subcontractors to comply with and perform for the benefit of the Owner all requirements and obligations of Design-Builder to Owner under this Agreement, as such requirements and obligations are applicable to the performance of the work under their respective subcontract, including an indemnity in substance the same as that included in Section 3.1.14 and the insurance requirements specified in Section 11.1.

§ 5.9.3 Design-Builder shall be fully responsible to Owner for the acts and omissions of Subcontractors and of Persons directly or indirectly employed by any of them, as Design-Builder is for the acts or omissions of Persons directly employed by Design-Builder. The work of any Subcontractor shall be subject to inspection by Owner and Tenant to the same extent as the Work of Design-Builder. All Subcontractors and their respective personnel are to be instructed by Design-Builder in the terms and requirements of Owner-approved safety and environmental protection policies and procedures. In the event that any personnel do not adhere to such policies and procedures, such personnel shall be removed by Design-Builder. In no event shall Design-Builder be entitled to any adjustment of the Changed Criteria as a result of compliance with such policies and procedures or any removal of personnel necessitated by non-compliance.

§ 5.9.4 Design-Builder shall furnish Owner with a copy of any subcontract within ten (10) days after Owner’s request. Notwithstanding anything to the contrary, Owner’s receipt and review of any subcontract shall not relieve Design-Builder of any obligations under this Contract nor shall such action constitute a waiver of any right or duty afforded Owner under this Contract.

§ 5.10 Use of Site

The Design-Builder shall confine operations at the Site to areas permitted by Applicable Law, and the Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.11 Cutting and Patching

The Design-Builder shall not cut, patch, or otherwise alter fully or partially completed construction by the Owner or a Separate Contractor except with written consent of the Owner.

§ 5.12 Cleaning Up

§ 5.12.1 The Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials and rubbish caused by operations under the Contract. At completion of the Construction Work, the Design-Builder shall remove waste materials, rubbish, the Design-Builder’s tools, construction equipment, machinery and surplus materials from and about the Project.

§ 5.12.2 If the Design-Builder fails to clean up as provided in the Design-Build Documents, the Owner may do so and the Owner shall be entitled to reimbursement from the Design-Builder.

§ 5.13 Access to Construction Work

The Design-Builder shall provide the Owner and its Separate Contractors and consultants with access to the Construction Work in preparation and progress wherever located. The Design-Builder shall notify the Owner regarding Project safety criteria and programs, which the Owner, and its Separate Contractors and consultants, shall comply with while at the site.

§ 5.14 Construction Work by Owner or by Separate Contractors

§ 5.14.1 Owner’s Right to Perform Construction and to Award Separate Contracts

§ 5.14.1.1 The term “Separate Contractor(s)” shall mean contractors retained by the Owner under separate agreements. The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces and Separate Contractors

§ 5.15 Owner’s Right to Clean Up

If a dispute arises among the Design-Builder, Separate Contractors, and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and will allocate the cost among those responsible.

§ 5.16 Mutual Responsibility

§ 5.16.1 The Design-Builder shall afford the Owner and Separate Contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Design-Builder’s construction and operations with theirs as required by the Design-Build Documents.

§ 5.16.2 If part of the Design-Builder’s Construction Work depends for proper execution or results upon construction or operations by the Owner or a Separate Contractor, the Design-Builder shall, prior to proceeding with that portion of the Construction Work, promptly notify the Owner of discrepancies or defects in the construction or operations by the Owner or Separate Contractor that would render it unsuitable for proper execution and results of the Design-Builder’s Construction Work. Failure of the Design-Builder to notify the Owner of discrepancies or defects prior to proceeding with the Construction Work shall constitute an acknowledgment that the Owner’s or Separate Contractor’s completed or partially completed construction or operations is fit and proper to receive the Design-Builder’s Construction Work.

§ 5.16.3 The Design-Builder shall reimburse the Owner for costs the Owner incurs that are payable to a Separate Contractor because of the Design-Builder’s delays, improperly timed activities, or Defective Construction Work.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 5.16.4 The Design-Builder shall promptly remedy damage that the Design-Builder causes to completed or partially completed Construction Work or to property of the Owner or Separate Contractors as provided in Section 10.2.5.

ARTICLE 6 CHANGES IN THE WORK

§ 6.1 General

§ 6.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order or Change Directive, subject to the limitations stated in this Article 6.

§ 6.1.2 A Change Order shall be based upon agreement between the Owner and Design-Builder. The Owner may issue a Change Directive without agreement by the Design-Builder.

§ 6.1.3 Changes in the Work shall be performed under applicable provisions of the Design-Build Documents. The Design-Builder shall proceed promptly with changes in the Work, unless otherwise provided in the Change Order or Change Directive.

§ 6.2 Change Orders

A Change Order is a written instrument signed by the Owner and Design-Builder stating their agreement upon all of the following:

.1	The change in the Work;

.2	The amount of the adjustment, if any, in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation; and

.3	The extent of the adjustment, if any, in the Contract Time.

§ 6.2.1 Owner may, at any time, instruct Design-Builder to alter, amend, omit, stop, or suspend the Work or modify the requirements of the Contract in accordance with this Section 6.2.

§ 6.2.1.1 If Owner requests a Change Order by formal letter correspondence signed by Owner’s representative, Design-Builder shall respond to Owner within five (5) business days with a written statement setting forth the effect, if any, which such proposed Change Order would have on the Contract Sum, the Work, the Milestone Dates, or any other obligation or potential liability of Design-Builder hereunder (collectively or individually, the “Changed Criteria”). The written statement shall be in the form of Schedule D-2, and shall include all information required by Section 6.2.5.2.

§ 6.2.1.2 If the Parties agree on such Changed Criteria as set forth in Design-Builder’s written response issued pursuant to Section 6.2.1.1 (or modify proposed changes to the Changed Criteria so that the Parties agree on such Changed Criteria), the Parties shall execute such Change Order, which shall be in the form of Schedule D-1 and such Change Order shall become binding on the Parties, as part of this Agreement.

§ 6.2.1.3 If the Parties cannot agree on such Changed Criteria set forth in Design-Builder’s written response issued pursuant to Section 6.2.1.1 within ten (10) business days after Owner’s receipt, then obligations and procedures set forth in Section 6.3 are applicable.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 6.2.2 Design-Builder shall only have the right to request a Change Order for:

.1	acts or omissions of Owner that constitute a material breach of this Agreement and adversely affect Design-Builder’s actual cost to perform the Work; provided that Design-Builder shall not be entitled to a Change Order to the extent that such acts or omissions of Owner are caused by Design-Builder’s failure to perform its obligations under this Contract;
.2	delays in accordance with Sections 8.2.1 and 8.2.2;
.3	Owner’s suspension of the Work pursuant to Section 14.2.3.1;
.4	encountering Unforeseen Subsurface Conditions at the Site pursuant to Section 5.7.3;
.5	to the extent allowed under Section 5.8.2.3; or
.6	in respect of time only, save for tariffs, any Force Majeure event which directly impacts the Works; or
.7	in respect of cost only, the imposition of tariffs following the date of the Amendment which has an impact on the GMP.

§ 6.2.2.1 Should Design-Builder desire to request a Change Order under this Section 6.2.2, Design-Builder shall, pursuant to Section 6.2.5, notify Owner in writing and issue to Owner, at Design-Builder’s expense, a request for a proposed Change Order in the form of Schedule D-2, that includes (i) a detailed explanation of the proposed change and Contractor’s reasons for proposing the change, (ii) all documentation necessary to verify the effects of the change on Changed Criteria, and (iii) all other information required by Section 6.2.5. Any adjustments to the Contract Sum shall be requested on a lump sum basis and shall be derived from the rates set forth in Schedule D-4 to the extent applicable, or, if not specified therein, derived from rates not to exceed then-current market rates.

§ 6.2.2.2 If Owner agrees that a Change Order is necessary and agrees with Design-Builder’s statement regarding the effect of the proposed Change Order on the Changed Criteria, then Owner shall issue such Change Order, which shall be in the form of Schedule D-1, and such Change Order shall become binding on the Parties as part of this Agreement upon execution thereof by the Parties. Owner shall be entitled to decline a Change Order with respect to any request by Design-Builder for a Change Order if the Change Order request, when submitted, is not adequately documented and supported by Design-Builder as required under this Agreement.

§ 6.2.2.3 If the Parties agree that Design-Builder is entitled to a Change Order but cannot agree on the effect of the proposed Change Order on the Changed Criteria within ten (10) business days after Owner’s receipt of Design-Builder’s written notice and proposed Change Order and all other required information, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately the rights, obligations and procedures set forth in Section 6.3 are applicable.

§ 6.2.2.4 If the Parties cannot agree upon whether Design-Builder is entitled to a Change Order within ten (10) business days after Owner’s receipt of Design-Builder’s written notice and proposed Change Order, then the Claim shall be resolved as provided in Article 15. Pending resolution of the Claim, Design-Builder shall continue to perform the Work required under this Agreement, and Owner shall continue to pay Design-Builder in accordance with the terms of this Agreement, as modified by any Change Orders and any applicable Change Order Directives.

§ 6.2.3 If a Change Order is executed on a time and materials basis pursuant to Sections 6.2.2.3 or 6.3, then Owner shall make interim payments to Design-Builder for such unilateral Change Order Work in accordance with the terms of Section 6.3 and the Contract Sum shall not be adjusted unless and until the Claim is resolved in accordance with Article 15 or by mutual agreement of the Parties. Design-Builder shall (i) use reasonable efforts to minimize such costs (consistent with the requirements of this Agreement) and shall provide Owner with options for reducing such costs whenever possible, and (ii) provide all supporting information and documentation, including daily work logs, time sheets, invoices and receipts, with respect to Change Orders executed on a time and materials basis.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 6.2.3.1 The Parties acknowledge that Owner will be prejudiced if Design-Builder fails to provide the notices and Change Order requests as required under Section 6.2.3, and agree that such requirements are an express condition precedent necessary to any right for an adjustment to the Changed Criteria, or any other modification to any other obligation of Design-Builder under this Agreement. Oral notice, shortness of time, or Owner’s actual knowledge of a particular circumstance shall not waive, satisfy, discharge or otherwise excuse Design-Builder’s strict compliance with this Section 6.2.

§ 6.2.4 Change Orders agreed pursuant to Sections 6.2.1.2 or 6.2.2.2, and Change Directives entered into pursuant to Sections 6.2.1.3 or 6.2.2.3 on a time and materials basis and which the Parties have subsequently agreed upon the effect of such Change Directive and executed a superseding and mutually agreed upon Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change as described in the Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for all direct and indirect impacts of such change. Accordingly, Contractor expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Owner for any other consequences arising out of, relating to, or resulting from such change reflected in such Change Order, whether the consequences result directly or indirectly from such change reflected in such Change Order, including any claim or demand for damages due to delay, disruption, hindrance, impact, interference, inefficiencies or extra work arising out of, resulting from, or related to, the change reflected in that Change Order (including any claims or demands that any Change Order or number of Change Orders, individually or in the aggregate, have impacted the unchanged Work).

§ 6.2.5 If a circumstance arises that may entitle Design-Builder to an adjustment to any Changed Criteria, Design-Builder shall, with respect to each such circumstance:

§ 6.2.5.1 notify Owner in writing of the existence of such circumstance within seven (7) days after the date that Design-Builder knew or reasonably should have known of the first occurrence or beginning of such circumstance, provided that if such circumstance is an emergency, Design-Builder shall provide notice as soon as reasonably possible. In such notice, Design-Builder shall state in detail all known and presumed facts upon which its claim is based, including the character, duration and extent of such circumstance, the date Design-Builder first knew of such circumstance, any activities impacted by such circumstance, the cost and time consequences of such circumstance (including showing the impact of such circumstance, if any, on the critical path of the Project Schedule) and any other details or information that are expressly required under this Agreement. Design-Builder shall only be required to comply with the notice requirements of this Section 6.2.5.1 once for continuing circumstances, provided the notice expressly states that the circumstance is continuing and includes Design-Builder’s best estimate of the impact on any Changed Criteria by such circumstance; and

§ 6.2.5.2 submit to Owner a request for a proposed Change Order in form of Schedule D-2 as soon as reasonably practicable after giving Owner written notice but in no event later than seven (7) days after the completion of each such circumstance, together with a written statement (i) detailing why Design-Builder believes that a Change Order should be issued, plus all documentation reasonably requested by or necessary for Owner to determine the factors necessitating the possibility of a Change Order and all other information and details expressly required under this Agreement (including detailed estimates and cost records, daily time sheets, a graphic demonstration using the Project Schedule, and a time impact analysis showing Contractor’s entitlement to a time extension to the Milestone Dates pursuant to the terms of this Agreement, which shall be provided in hard copy and in its native electronic format); and (ii) setting forth the effect, if any, which such proposed Change Order would have for the Work on any of the Changed Criteria.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 6.2.5.3 The Parties acknowledge that Owner will be prejudiced if Design-Builder fails to provide the notices and proposed Change Orders as required under this Section 6.2, and agree that such requirements are an express condition precedent necessary to any right for an adjustment to any Changed Criteria or any other modification to any other obligation of Design-Builder under this Agreement. Oral notice, shortness of time, or Owner’s actual knowledge of a particular circumstance shall not waive, satisfy, discharge or otherwise excuse Contractor’s strict compliance with this Section 6.2.

§ 6.2.6 No change in the requirements of this Agreement, whether an addition to, deletion from, suspension of or modification to this Agreement, including any Work, shall be the basis for an adjustment to any Changed Criteria or any other obligations of Design-Builder or right of Owner under this Agreement unless and until such addition, deletion, suspension or modification has been authorized by a Change Order executed and issued in accordance with and in strict compliance with the requirements of this Article 6. Design-Builder shall not perform any change in the Work unless and until such change is authorized pursuant to this Article 6, and should Design-Builder perform or claim to perform any changes in the Work prior to authorization by Change Order, all such costs and expenses incurred by Design-Builder shall be for Design-Builder’s account. No course of conduct or dealings between the Parties, nor express or implied acceptance of additions, deletions, suspensions or modifications to this Agreement, including any Work, and no claim that Owner has been unjustly enriched by any such addition, deletion, suspension or modification to this Agreement, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim for an adjustment to any Changed Criteria or any other obligations of Design-Builder under this Agreement. Design-Builder expressly waives any claims against Owner based on any cause of action other than that based on the express terms of this Agreement, including the waiver of any claims in tort.

§ 6.3 Change Directives

§ 6.3.1 A Change Directive is a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, Contract Time, or both. The Owner may by Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions, or other revisions. The Contract Sum or, if prior to execution of the Design-Build Amendment, the Design-Builder’s compensation, or Contract Time, or both, shall be adjusted accordingly.

§ 6.3.2 A Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ 6.3.3 If the Change Directive provides for an adjustment to the Contract Sum or, if prior to execution of the Design-Build Amendment, an adjustment in the Design-Builder’s compensation, the adjustment shall be based on one of the following methods:

.1	Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;
.2	Unit prices stated in Schedule D-4 or, if not specified therein, at rates not to exceed then-current market rates;
.3	Cost to be determined in a manner agreed upon by the Parties and a mutually acceptable fixed or percentage fee. The Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data; or
.4	As provided in Section 6.3.4.

§ 6.3.4 If the Design-Builder disagrees with the method for adjustment in the Contract Sum or, if prior to execution of the Design-Build Amendment, the method for adjustment in the Design-Builder’s compensation, the Owner shall determine the adjustment on the basis of reasonable expenditures and savings of those performing the Work attributable to the change. In such case, the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this Section 6.3.4 shall be limited to the reasonable direct costs actually incurred by Design-Builder to perform the changed Work.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 6.3.5 Upon receipt of a Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder’s agreement or disagreement with the method, if any, provided in the Change Directive for determining the proposed adjustment in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, or Contract Time. Design-Builder shall be considered to be in Default under Section 14.2.2 should it (i) fail to commence the performance of the changed Work or other obligations required in such Change Directive within three (3) business days after receipt of such Change Directive (or within such other time specified in such Change Directive), or (ii) fail to diligently perform the changed Work or other obligations required in such Change Directive.

§ 6.3.6 A Change Directive signed by the Design-Builder prior to execution of the Design-Build Amendment indicates the Design-Builder’s agreement therewith, including adjustment in compensation and schedule, or the method for determining them. A Change Directive signed by the Design-Builder after the execution of the Design-Build Amendment indicates the Design-Builder’s agreement therewith, including adjustment in Contract Sum and Contract Time, or the method for determining them. Any such agreement shall be effective immediately and shall be recorded as a Change Order.

§ 6.3.7 If the Design-Builder disagrees with the adjustment in Contract Time, the Design-Builder may make a Claim in accordance with the applicable provisions of Article 15.

§ 6.3.8 The amount of credit to be allowed by the Design-Builder to the Owner for a deletion or change that results in a net decrease in the Contract Sum or, if prior to execution of the Design-Build Amendment, in the Design-Builder’s compensation, shall be actual net cost.

§ 6.3.9 Pending final determination of the total cost of a Change Directive to the Owner, the Design-Builder may invoice Owner for Work completed under the Change Directive in Applications for Payment. The Owner will make an interim determination for purposes of certification for payment for those costs deemed to be reasonably justified. The Owner’s interim determination of cost shall adjust the Contract Sum or, if prior to execution of the Design-Build Amendment, the Design-Builder’s compensation, on the same basis as a Change Order, subject to the right of Design-Builder to disagree and assert a Claim in accordance with Article 15.

§ 6.3.10 When the Owner and Design-Builder agree with a determination concerning the adjustments in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and the Owner and Design-Builder shall execute a Change Order. Change Orders may be issued for all or any part of a Change Directive.

ARTICLE 7 OWNER’S RESPONSIBILITIES

§ 7.1 General

§ 7.1.1 The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization.

§ 7.1.2 The Owner shall furnish to the Design-Builder, within fifteen (15) days after receipt of a written request, information necessary and relevant for the Design-Builder to evaluate, give notice of, or enforce mechanic’s lien rights, including a correct statement of the record legal title to the property on which the Project is located.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 7.1.3 Except as otherwise provided in the Design-Build Documents or when direct communications have been specially authorized, the Owner shall communicate through the Design-Builder with Persons or entities employed or retained by the Design-Builder, including the Architect and Subcontractors.

§ 7.1.4 The Owner shall purchase and maintain insurance as set forth in Exhibit A.

§ 7.1.5 Visits to the Site by the Owner shall not be construed to create an obligation on the part of the Owner to make on-Site inspections to check the quality or quantity of the Work. The Owner shall not have control over, charge of, or responsibility for the construction means, methods, techniques, sequences, or procedures, or for the safety precautions and programs in connection with the Work.

§ 7.1.6 The Owner shall not be responsible for the Design-Builder’s failure to perform the Work in accordance with the requirements of the Design-Build Documents. The Owner shall not have control over or charge of, and will not be responsible for, acts or omissions of the Design-Builder, Architect, Consultants, Subcontractors, or their agents or employees, or any other Persons or entities performing portions of the Work.

§ 7.1.7 The Owner may reject Work that does not conform to the Design-Build Documents. The Owner may require inspection or testing of the Construction Work in accordance with Section 16.5.2, whether or not the Construction Work is fabricated, installed, or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design-Builder.

§ 7.1.8 The Owner shall determine the date or dates of Substantial Completion in accordance with Section 9.8 and the date of final completion in accordance with Section 9.10.

§ 7.2.7 Evidence of the Owner’s Financial Arrangements

§ 7.2.7.1 Prior to execution of the Design-Build Amendment, the Design-Builder may request that the Owner furnish reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Contract.

§ 7.2.7.2 Following the execution of the Design-Build Amendment and upon written request by the Design-Builder, the Owner shall furnish to the Design-Builder reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Contract only if (1) the Owner fails to make payments to the Design-Builder as the Design-Build Documents require; (2) the Design-Builder identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due; or (3) a change in the Work materially changes the Contract Sum. If the Owner fails to provide such evidence, as required, within fourteen days of the Design-Builder’s request, the Design-Builder may immediately stop the Work and, in that event, shall notify the Owner that the Work has stopped. However, if the request is made because a change in the Work materially changes the Contract Sum under (3) above, the Design-Builder may immediately stop only that portion of the Work affected by the change until reasonable evidence is provided. If the Work is stopped under this Section 7.2.7, the Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder’s reasonable costs of shutdown, delay and start-up, plus interest as provided in the Design-Build Documents.

§ 7.2 Owner’s Right to Stop Construction Work

If the Design-Builder fails to correct Construction Work which is not in accordance with the requirements of the Design-Build Documents as required by Section 12.1 or persistently fails to carry out Construction Work in accordance with the Design-Build Documents, the Owner may issue a written order to the Design-Builder to stop the Construction Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Construction Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other Person or entity.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

ARTICLE 8 TIME

§ 8.1 Progress and Completion

§ 8.1.1 Time limits stated in the Design-Build Documents are of the essence of the Contract. By executing the Design-Build Amendment, the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work.

§ 8.1.2 The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ 8.2 Delays and Extensions of Time

§ 8.2.1 If the Design-Builder is delayed at any time in the commencement or progress of the Work, and if such delay is not in any way attributable to Design-Builder or its Subcontractors, by Owner’s material breach of an express obligation under this Agreement, then the Contract Time shall be extended for such reasonable time as the Owner may reasonably determine, to the extent that (i) such delay affects the performance of any Work that is on the critical path of the Project Schedule, (ii) such delay causes Design-Builder to complete the Work beyond the applicable Milestone Date, (iii) Design-Builder is unable to proceed with other portions of the Work so as not to cause a delay in the applicable Milestone Date, and (iv) Design-Builder complies with the notice and Change Order request requirements in Section 6.2 and the mitigation requirements in Section 8.2.4. For delays arising under this Section 8.2.1, and subject to Section 8.2.3, Design-Builder shall be entitled to extended general conditions and general requirements costs.

§ 8.2.2 “Force Majeure” means trade embargoes directly affecting the Works, terrorist attacks, revolts, insurrections, civil disturbances, fire, explosions, unavoidable casualties, catastrophic storms or floods, tornadoes, hurricanes, unusually severe weather exceeding the NOAA ten-year average for adverse weather in that particular month, or other acts of God; provided that such act or event (i) delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (ii) is beyond the reasonable control of the affected Party, was not due to its fault or negligence and was not reasonably foreseeable, and (iii) could not have been prevented or avoided by the affected Party through the exercise of due diligence, including the expenditure of any reasonable sum taking into account the Contract Sum. For the avoidance of doubt, Force Majeure shall not include any of the following: (a) economic hardship, (b) changes in market conditions, (c) late delivery or failure of equipment (excepting defective or late OFCI Equipment), (d) strikes, or other similar labor actions, (e) unavailability of labor or Subcontractors, or (f) climatic conditions (including rain, snow, wind, temperature and other weather conditions), tides, and seasons, regardless of the magnitude, severity, duration or frequency of such climatic conditions, tides or seasons.

§ 8.2.2.1 If the commencement, prosecution or completion of the Work is delayed by Force Majeure or Excusable Delay, then Design-Builder shall be entitled to an extension to the applicable Milestone Date if such delay affects the performance of any Work that is on the critical path of the Project Schedule and causes Design-Builder to complete the Work beyond the applicable Milestone Date, but only if Design-Builder is unable to proceed with other portions of the Work so as not to cause a delay in the applicable Milestone Date, and Design-Builder complies with the notice and Change Order request requirements in Section 6.2 and the mitigation requirements in Section 8.2.4. The Parties agree that Design-Builder’s sole remedy for such delay shall be an adjustment to the applicable Milestone Dates pursuant to a Change Order.

§ 8.2.2.2 Subject to Section 8.2.2.3, Owner’s obligations under this Agreement shall be suspended to the extent that performance of such obligations is delayed by Force Majeure.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 8.2.2.3. No obligation of a Party to pay money under or pursuant to this Agreement shall be excused by reason of Force Majeure affecting such Party, excepting Design -Builder’s liability for Liquidated Damages as qualified by Section 8.2.3.

§ 8.2.3 Notwithstanding anything to the contrary, Design-Builder shall not be entitled to relief under Section 8.2.1 or Section 8.2.2 if and to the extent the delay that is the subject of Section 8.2.1 or Section 8.2.2 is concurrent with any other delay attributable to Design-Builder or its Subcontractors.

§ 8.2.4 In no event shall Design-Builder be entitled to any adjustment to the Contract Sum or Contract Time for that portion of delay to the extent Design-Builder could have taken, but failed to take, reasonable actions to mitigate such delay.

ARTICLE 9 PAYMENT APPLICATIONS AND PROJECT COMPLETION

§ 9.1 Contract Sum

[***]

§ 9.2 Schedule of Values or Control Estimate

[***]

[***]

§ 9.2.2 The Control Estimate shall include:

.1	The documents enumerated in Article 17, including all Modifications thereto;

.2	A list of the assumptions made by the Design-Builder in the preparation of the Control Estimate to supplement the information provided by the Owner and contained in the Design-Build Documents;

.3	A statement of the estimated Cost of the Work organized by trade categories or systems and the Design-Builder’s Fee;

.4	A project schedule upon which the Control Estimate is based, indicating proposed architects, subcontractors, and consultants, activity sequences and durations, milestone dates for receipt and approval of pertinent information, schedule of shop drawings and samples, procurement and delivery of materials or equipment, the Owner’s occupancy requirements, and the date of Substantial Completion; and

.5	A list of any contingency amounts included in the Control Estimate for further development of design and construction.

§ 9.2.3 When the Control Estimate is acceptable to the Owner, the Owner shall acknowledge it in writing.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 9.2.4 The Design-Builder shall develop and implement a detailed system of cost control that will provide the Owner with timely information as to the anticipated total Cost of the Work. The cost control system shall compare the Control Estimate with the actual cost for activities in progress and estimates for uncompleted tasks and proposed changes. This information shall be reported to the Owner, in writing, no later than the Design-Builder’s first Application for Payment and shall be revised and submitted with each Application for Payment.

§ 9.2.5 Upon Owner’s prior written approval, the Design-Builder shall revise the Design-Build Documents to incorporate the agreed-upon assumptions contained in the Control Estimate.

§ 9.3 Applications for Payment

§ 9.3.1 The Design-Builder shall submit monthly invoices for work performed. At least forty-five (45) days before the date established for each progress payment, the Design-Builder shall submit to the Owner an itemized Application for Payment for completed portions of the Work. The Application for Payment shall be notarized and supported by all data substantiating the Design-Builder’s right to payment that the Owner requires, including copies of requisitions, and releases and waiver of liens in the form of Schedule J-1 from Design-Builder, and Schedule J-2 the Architect, Consultants, Subcontractors, and suppliers, and shall reflect the applicable Retainage.

§ 9.3.1.1 As provided in Section 6.3.9, Applications for Payment may include requests for payment on account of changes in the Work that have been properly authorized by Change Directives but not yet included in Change Orders.

§ 9.3.1.2 Applications for Payment shall not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay the Architect, a Consultant, a Subcontractor, or a supplier, unless such Work has been performed by others whom the Design-Builder intends to pay.

§ 9.3.2 Unless otherwise provided in the Design-Build Documents, payments of undisputed amounts shall be made for services provided as well as materials and equipment delivered and suitably stored at the Site for subsequent incorporation in the Work.

§ 9.3.3 The Design-Builder warrants that title to all Work, other than Instruments of Service, covered by an Application for Payment will pass to the Owner upon the earlier of (i) delivery to the Site or (ii) payment. The Design-Builder further warrants that Owner will receive good and legal title to and ownership of the Work and the Facility, free and clear of liens, claims, security interests, or other encumbrances, when title passes to Owner.

§ 9.3.4 Notwithstanding passage of title as provided in Section 9.3.3, Design-Builder shall bear the risk of loss and damage to the Facility, all equipment and Work incorporated or to be incorporated into the Facility, until Substantial Completion.

§ 9.4 Certificates for Payment

The Owner shall, within [fifteen (15) days] after receipt of the Design-Builder’s Application for Payment, either (1) issue to the Design-Builder a Certificate for Payment in the full amount of the Application for Payment; (2) issue to the Design-Builder a Certificate for Payment for such amount the Owner determines is properly due, and notify the Design-Builder of the Owner’s reasons for withholding certification in part as provided in Section 9.5.1; or (3) withhold certification of the entire Application for Payment, and notify the Design-Builder of the Owner’s reason for withholding certification in whole as provided in Section 9.5.1.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 9.5 Decisions to Withhold Certification

§ 9.5.1 In addition to Retainage and disputed amounts set forth in an invoice, the Owner may withhold a Certificate for Payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner’s determination that the Work has not progressed to the point indicated in the Design-Builder’s Application for Payment, or the quality of the Work is not in accordance with the Design-Build Documents. If the Owner is unable to certify payment in the amount of the Application for Payment, the Owner will notify the Design-Builder as provided in Section 9.4. If the Design-Builder and Owner cannot agree on a revised amount, the Owner will promptly issue a Certificate for Payment for the amount that the Owner deems to be due and owing. The Owner may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible because of

.1	Failure to perform Work in accordance with the Design-Build Documents;

.2	Defective Work not remedied in accordance with this Agreement;

.3	Third-party claims filed or reasonable evidence indicating probable filing of such claims;

.4	Failure of the Design-Builder to make payments properly to the Architect, Consultants, Subcontractors, suppliers, or others, for services, labor, materials, or equipment;

.5	Liens, stop notices or other encumbrances on all or a portion of the Site, the Work or the Facility, which are filed by any Subcontractor, or any other Person acting through or under any of them;

.6	Any material breach by Design-Builder of any term or provision of this Agreement;

.7	The assessment of any fines or penalties against Owner as a result of Design-Builder’s failure to comply with Applicable Law;

.8	Liquidated damages which Design-Builder owes;

.9	Reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.10	Damage to the Owner or a Separate Contractor;

.11	Reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay;

.12	Any other costs or liabilities which Owner has incurred or will incur for which Design-Builder is responsible; or

.13	Design-Builder’s failure to comply with its monthly progress reporting obligations and scheduling obligations under this Agreement.

§ 9.5.2 If the Design-Builder disputes the Owner’s decision regarding a Certificate for Payment under Section 9.5.1, in whole or in part, the Design-Builder may submit a Claim in accordance with Article 15.

§ 9.5.3 When the above reasons for withholding certification are removed, the Owner shall certify amounts previously withheld.

§ 9.5.4 If the Owner withholds certification for payment under Section 9.5.1.4, the Owner may, at its sole option, issue joint checks to the Design-Builder and to any other Persons or entities providing Work for the Design-Builder to whom the Design-Builder failed to make payment for Work properly performed or material or equipment suitably delivered.

§ 9.6 Progress Payments

§ 9.6.1 After the Owner has issued a Certificate for Payment, the Owner shall make payment of the undisputed amounts in the manner and within the time provided in the Design-Build Amendment.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 9.6.2 In taking action on the Design-Builder’s Applications for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Design-Builder, and such action shall not be deemed to be a representation that (1) the Owner has made a detailed examination, audit, or arithmetic verification, of the documentation submitted in accordance with Section 9.3.1 or other supporting data; (2) that the Owner has made exhaustive or continuous on-Site inspections; or (3) that the Owner has made examinations to ascertain how or for what purposes the Design-Builder has used amounts previously paid on account of the Contract. Such examinations, audits, and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.

§ 9.6.3 The Design-Builder shall pay each Person or entity providing Work for the Design-Builder, no later than seven (7) days after receipt of payment from the Owner. Payment shall be the amount to which the Person or entity providing Work for the Design-Builder is entitled, reflecting percentages actually retained from payments to the Design-Builder on account of the portion of the Work performed by the Person or entity. The Design-Builder shall, by appropriate agreement with each Person or entity providing Work for the Design-Builder, require each Person or entity providing Work for the Design-Builder to make payments to subconsultants and subcontractors in a similar manner.

§ 9.6.4 The Owner has the right to request written evidence from the Design-Builder that the Design-Builder has properly paid any other Persons or entities providing Work for the Design-Builder, amounts paid by the Owner to the Design-Builder for the Work. If the Design-Builder fails to furnish such evidence within seven (7) days, the Owner shall have the right to contact the other Person or entity providing Work for the Design-Builder to ascertain whether they have been properly paid. The Owner shall have no obligation to pay, or to see to the payment of money to any other Person or entity providing services or Work for the Design-Builder, except as may otherwise be required by Applicable Law.

§ 9.6.5 Except with the Owner’s prior written approval, the Design-Builder shall not make advance payments to suppliers for materials or equipment.

§ 9.6.7 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work by Owner or a waiver of any claim or right Owner may have hereunder. All payments shall be subject to correction or adjustment in subsequent payments.

§ 9.7 Failure of Payment

Notwithstanding anything to the contrary in this Agreement, Design-Builder shall have the responsibility at all times to prosecute the Work diligently and shall not suspend, stop or cease performance hereunder or permit the prosecution of the Work to be delayed. If, through no fault of the Design-Builder or its Subcontractors, the Owner fails to make payment of the certified amount in accordance with Section 9.4 within the time required by the Agreement, and Owner has failed to cure such failure within fifteen (15) days after Design-Builder’s written notice, then the Design-Builder may stop the Work until payment of the amount owing has been received.

§ 9.8 Substantial Completion

§ 9.8.1 “Substantial Completion” means that all of the following have occurred with respect to the Facility: (i) the successful achievement of all systems of the Facility; (ii) Design-Builder and Owner have agreed on a punch list of items as set forth in Section 9.8.2; (iii) any liquidated damages due and owing have been paid (directly or by offset, at Owner’s sole discretion) to Owner; (iv) Design-Builder has delivered all documentation, manuals, and instruction books necessary for safe and proper operation of the Facility; (v) all Work has been completed, except for Work on the punch list, in accordance with the requirements of this Agreement; (vi) Design-Builder has delivered to Owner the Substantial Completion Certificate in the form of Schedule F-1 and Owner has accepted such certificate by signing such certificate; (vii) the Facility is available for full commercial operation and use and is capable of being operated safely and reliably in accordance with the requirements and specifications of this Agreement; (viii) Design-Builder has obtained all permits in accordance with Section 5.7.1; (ix) Design-Builder has delivered to Owner a fully executed interim lien and claim waiver in the form of Schedule J-1, fully executed interim lien and claim waivers from all Subcontractors in the form of Schedule J-2 covering all Work up to the date of Substantial Completion; (x) Design-Builder has assigned to or provided Owner with all warranties to the extent Design-Builder is obligated to do so pursuant to this Agreement; and (xi) Design-Builder has performed all other obligations required under this Agreement for Substantial Completion.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 9.8.1.1 The date of Substantial Completion is the date certified by the Owner in accordance with this Section 9.8.

§ 9.8.2 Prior to Substantial Completion, Owner and Design-Builder shall inspect the entire Work, or a portion thereof which the Owner agrees to accept separately, and Design-Builder shall propose a punch list of items identified as needing to be completed or corrected as a result of such inspection. Design-Builder shall promptly provide the proposed punch list to Owner for its review and written approval, together with an estimate of the time and cost necessary to complete or correct each punch list item. Design-Builder shall add to the punch list any items that are identified by Owner during its review, and Design-Builder shall immediately initiate measures to complete or correct, as appropriate, any item on Design-Builder’s revised punch list or otherwise that Owner in the exercise of its reasonable judgment, believes must be completed or corrected to achieve Substantial Completion. Upon Design-Builder’s completion or correction of any items necessary to achieve Substantial Completion and Owner’s written approval of Design-Builder’s proposed punch list, as modified by any Owner additions, such punch list shall govern Design-Builder’s performance of the punch list items up to Final Completion; provided, however, Design-Builder shall add to the punch list any items of a punch list nature that are discovered by Owner or Design-Builder prior to Final Completion. The failure to include any items on the punch list shall not alter the responsibility of Design-Builder to complete all Work in accordance with the terms and provisions of this Agreement. All Work on the punch list shall be completed by the Guaranteed Final Completion Date, or Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such punch list items at the expense of Design-Builder. In the event Owner elects to complete such punch list items, Design-Builder shall immediately pay Owner (directly or by offset, at Owner’s sole discretion), all costs and expenses incurred in performing such punch list items.

§ 9.8.3 Prior to issuance of the Certificate of Substantial Completion under Section 9.8.4, the Owner and Design-Builder shall discuss and then determine the Parties’ obligations to obtain and maintain property insurance following issuance of the Certificate of Substantial Completion.

§ 9.8.4 When the Construction Work or designated portion thereof is substantially complete, the Design-Builder will prepare for the Owner’s signature a Certificate of Substantial Completion in the form of Schedule F-1 that shall, upon the Owner’s signature, establish the date of Substantial Completion. Warranties required by the Design-Build Documents shall commence on the date of Substantial Completion of the Construction Work or designated portion thereof.

§ 9.8.5 The Certificate of Substantial Completion shall be submitted by the Design-Builder to the Owner for written acceptance. Upon the Owner’s acceptance, the Owner shall make payment of 50% of the Retainage held by the Owner . The remaining fifty percent (50%) of Retainage shall be released thirty (30) days following the expiry of the Defect Correction Period. Payment shall be adjusted for Construction Work that is incomplete or not in accordance with the requirements of the Design-Build Documents.

§ 9.9 Partial Occupancy or Use

§ 9.9.1 The Owner may occupy or use any completed or partially completed portion of the Construction Work at any stage when such portion is capable of functioning safely, provided such occupancy or use is consented to by the insurer providing property insurance and authorized by authorities having jurisdiction over the Project. Design-Builder shall assist Owner and take reasonable steps in obtaining consent of the insurance company or companies and applicable authorities having jurisdiction over the Project.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 9.9.2 Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied, or portion of the Construction Work to be used, in order to determine and record the condition of the Construction Work.

§ 9.9.3 Such occupancy or use shall not in any way release Design-Builder or any surety of Design-Builder from any obligations or liabilities pursuant to this Agreement, nor shall such occupancy or use be deemed to be an acceptance by Owner of such portion of the Work.

§ 9.9.4 Without limitation to the foregoing in this Section 9.9, Design-Builder shall be liable for any and all liquidated damages for failing to achieve Substantial Completion, regardless of whether Owner is using or occupying a portion of the Work.

§ 9.10 Final Completion and Final Payment

§ 9.10.1 “Final Completion” means that all Work and all other Design-Builder obligations under this Agreement (except for those obligations that extend beyond Final Completion, including obligations related to warranties and correction of Defective Work), are fully and completely performed in accordance with the terms of this Agreement, including: (i) the successful achievement of Substantial Completion; (ii) the completion of all punch list items in accordance with Section 9.8.2; (iii) delivery by Design-Builder to Owner of fully executed final lien and claim waivers in the form of Schedule J-3 and Schedule J-5; (iv) delivery by Design-Builder to Owner of all documentation required to be delivered under this Agreement, including record as-built drawings and specifications, Owner’s confidential information, test reports and the final operation and maintenance manuals for the Facility; (v) delivery to Owner, in content and form reasonably satisfactory to Owner, of copies of all required subcontracts, written assignments of Subcontractor warranties and a list of the names, addresses and telephone numbers of the Subcontractors providing such warranties; (vi) removal from the Site of all of Design-Builder’s and Subcontractors’ personnel, supplies, waste, materials, rubbish, hazardous materials, construction equipment, and temporary facilities; (vii) delivery by Design-Builder to Owner of evidence acceptable to Owner that all Subcontractors have been fully and finally paid, including fully executed final lien and claim waivers from all Subcontractors in the form of Schedule J-4 and Schedule J-6; (viii) delivery by Design-Builder to Owner of a Final Completion Certificate in the form of Schedule F-2, which Owner has accepted by signing such certificate; and (ix) performance by Design-Builder of all other obligations required under this Agreement for Final Completion.

§ 9.10.2 Upon Final Completion, Design-Builder shall, in addition to any other requirements in this Agreement for achieving Final Completion, including those requirements set forth in the definition of Final Completion, submit a fully executed final invoice, along with (i) a statement summarizing and reconciling all previous invoices, payments and Change Orders, (ii) an affidavit that all payrolls, Taxes, liens, charges, claims, demands, judgments, security interests, bills for equipment, and any other indebtedness connected with the Work have been paid, including Texas state and local sales and use taxes which Design-Builder is required under this Agreement to pay, (iii) fully executed final lien and claim waiver from Design-Builder, and (iv) fully executed final lien and claim waivers from each Subcontractor. Owner shall pay Design-Builder the balance of the Contract Sum, in accordance with the Design-Build Amendment.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 9.10.3 Final Completion shall be achieved when all requirements for Final Completion under this Agreement have been satisfied. Upon Final Completion, Design-Builder shall certify to Owner in the form of Schedule F-2 (“Final Completion Certificate”) that all of the requirements under this Agreement for Final Completion have occurred. Owner shall notify Design-Builder whether it accepts or rejects the Final Completion Certificate within fifteen (15) days after Owner’s receipt thereof. Acceptance of such certificate shall be evidenced by Owner’s signature on such certificate, which shall be forwarded to Design-Builder with such notice. If Owner does not agree that Final Completion has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Design-Builder. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) business days after the delivery by Owner of its notice, Owner and Design-Builder shall resolve the dispute in accordance with the dispute resolution procedures provided for under Articlel5; provided, however, if such deficiencies relate to the failure to complete punch list items, Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such punch list items at the expense of Design-Builder.

§ 9.10.4 Owner shall issue a final Certificate for Payment concurrently with the execution of the Final Completion Certificate.

§ 9.10.5 Acceptance of final payment by the Design-Builder shall constitute a waiver of claims by the Design-Builder against Owner or its affiliates.

§ 9.11 Interest

Undisputed amounts due in accordance with this Agreement but unpaid thirty (30) days after Owner’s receipt of the Design-Builder’s invoice shall bear interest at the lesser of (i) an annual rate equal to the prime rate published by the Wall Street Journal plus [two hundred basis points (200 bps)], or (ii) the maximum rate permitted under Applicable Law.

§ 9.12 Payments During Default. Owner shall not be obligated to make any payments hereunder or release any Retainage or payments withheld, at any time in which (i) a Default has occurred and is continuing, or (ii) an event has occurred that, with the passage of time, will constitute a Default.

§ 9.13 Conditions Precedent to Payment. Design-Builder shall procure and maintain the (i) Parent Guarantee in accordance with Section 3.1.18; and (ii) insurance policies required by Section 11.1, as conditions precedent to Contractor’s entitlement to receive any payment from Owner under this Agreement.

ARTICLE 10 PROTECTION OF PERSONS AND PROPERTY

§ 10.1 Safety Precautions and Programs

Design-Builder and its Subcontractors shall comply with all access, safety, and security requirements then in effect at the Site (including any orientation program required to be completed prior to being given access on the Site and Owner’s permit to work system) and Design-Builder shall assume all costs associated with compliance therewith. Owner reserves the right to, from time to time, revise any such Site rules and requirements, and Design-Builder and its Subcontractors shall comply fully with such rules and requirements as revised.

§ 10.2 Without limiting Section 10.1, Design-Builder is fully responsible for ensuring that the Work is performed (i) in an environmentally sound manner, and (ii) in compliance with all provisions of this Agreement, Applicable Law, and the policies and procedures set forth in Exhibit G. Design-Builder may follow its own health, safety, and environmental policies and procedures to the extent such policies and procedures are more stringent than Owner’s and are properly coordinated with Owner’s related policies and procedures.

§ 10.3 While at the Site, should Owner at any time observe Design-Builder, or any of its Subcontractors, performing the Work in an unsafe manner, or in a manner that may, if continued, become unsafe, then Owner shall have the right (but not the obligation) to require Design-Builder and its Subcontractors to stop such Work until such time as the manner of performing the Work has been rendered safe to the satisfaction of Owner; provided, further, that at no time shall Design-Builder be entitled to an adjustment to the Changed Criteria based on such work stoppage. In addition, Design-Builder agrees that within forty-eight (48) hours after receipt of written notice from Owner, Design-Builder shall remove from the Work any employee or agent of Design-Builder or its Subcontractors who, in Owner’s reasonable opinion, is unsafe, incompetent, careless, unqualified to perform the Work assigned to such Person, creates an unsafe or hostile work environment, disregards the terms and conditions of this Agreement, or is interrupting, interfering with or impeding (i) the timely and proper completion of the Work, or (ii) the operation of the Facility.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 10.4 As soon as practicable after the completion of all punch list items, Design-Builder shall remove, at its own cost, all construction equipment and other items not constituting part of the Facility and remove all waste material and rubbish from the Site and restore the Site in accordance with all permits and this Agreement. In the event of Design-Builder’s failure to comply with any of the foregoing, Owner may accomplish the same; provided, however, that Design-Builder shall be liable for and pay to Owner (directly or by offset, at Owner’s sole option) all costs associated with such removal and/or restoration, including costs associated with permitting, transportation and disposal at an authorized location.

§ 10.5. Design-Builder acknowledges that it has fully investigated the Site’s access requirements and procedures, as well as Owner’s safety and security rules and procedures, and has taken such requirements, rules and procedures into account in planning the Work to be performed in accordance with the Milestone Dates. As such, Design-Builder shall not be entitled to a Change Order to adjust the Changed Criteria as a result of Design-Builder’s or its Subcontractors compliance with such access, safety and security requirements, rules and procedures.

§ 10.6 Safety of Persons and Property

§ 10.6.1 The Design-Builder shall be responsible for precautions for the safety of, and reasonable protection to prevent damage, injury, or loss to

.1	employees and Persons performing the Construction Work and others who may be affected thereby;

.2	the Construction Work and materials and equipment to be incorporated therein, whether in storage on or off the Site, under care, custody, or control of the Design-Builder, a Subcontractor, or any other Person or entity; and

.3	other property at the Site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, or structures, and utilities not designated for removal, relocation, or replacement in the course of construction.

§ 10.6.2 The Design-Builder shall comply with, and give notices required by, Applicable Laws, bearing on the safety of Persons or property, or their protection from damage, injury, or loss.

§ 10.6.3 The Design-Builder shall implement, erect, and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards;

promulgating safety regulations; and notifying the owners and users of adjacent sites and utilities of the safeguards.

§ 10.6.4 When use or storage of explosives or other Hazardous Materials or equipment, or unusual methods, are necessary for execution of the Construction Work, the Design-Builder shall exercise utmost care, and carry on such activities under supervision of properly qualified personnel.

§ 10.6.5 The Design-Builder shall promptly remedy damage and loss to property referred to in Sections 10.6.1.2 and 10.6.1.3, caused in whole or in part by the Design-Builder, the Architect, a Consultant, a Subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Design-Builder is responsible under Sections 10.6.1.2 and 10.6.1.3.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 10.6.6 The Design-Builder shall designate a responsible member of the Design-Builder’s organization, at the Site, whose duty shall be the prevention of accidents. This Person shall be the Design-Builder’s superintendent unless otherwise designated by the Design-Builder in writing to the Owner.

§ 10.6.7 The Design-Builder shall not permit any part of the construction or Site to be loaded so as to cause damage or create an unsafe condition.

§ 10.7 Hazardous Materials

§ 10.7.1 “Hazardous Materials” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated or subject to other corrective action, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, transformers or other equipment that contain dielectric fluid or other materials containing polychlorinated biphenyls, and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “mixed wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law, or (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any governmental entity, or which may be the subject of liability for damages, costs, remediation, or other corrective action

§ 10.7.2 Design-Builder shall not, nor shall it permit or allow any Subcontractor to bring any Hazardous Materials on the Site except as necessary to perform applicable Work and shall bear all responsibility and remain strictly liability for all such Hazardous Materials. Design-Builder and its Subcontractors shall comply with Applicable Law, Exhibit G, and the requirements specified under this Agreement with respect to the management of Hazardous Materials (including with respect to generator requirements, recordkeeping, storing, labeling, inspecting, manifesting, and transporting Hazardous Materials).

§ 10.7.3 Design-Builder shall, at its sole cost and expense, dispose of all Hazardous Materials generated, brought on the Site, or released by Design-Builder or its Subcontractors during performance of the Work at off-Site disposal facilities approved by Owner and permitted by Applicable Law to receive such Hazardous Materials.

§ 10.7.4 If Design-Builder or any Subcontractor encounters pre-existing materials at the Site, and Design-Builder or any Subcontractor knows or suspects that such materials are Hazardous Materials, Design-Builder and its Subcontractors shall immediately stop Work in the affected area and notify Owner. If under such circumstances Design-Builder or any of its Subcontractors fail to stop Work and notify Owner, Design-Builder shall be responsible and liable to Owner for all damages, losses, costs and expenses to the extent relating to such failure.

ARTICLE 11 INSURANCE AND BONDS

§ 11.1 Insurance and Bonds

§ 11.1.1 The Parties shall purchase and maintain insurance of the types and limits of liability, containing the endorsements, and subject to the terms and conditions, as described in Exhibit A.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 11.1.2 All policies providing coverage hereunder shall contain a provision that at least thirty (30) days’ prior written notice shall be given to the non-procuring Parties and additional insureds prior to cancellation, non-renewal or material change in the coverage.

§ 11.1.3 Anything in this Agreement to the contrary notwithstanding, the occurrence of any of the following shall in no way relieve Design-Builder from any of its obligations under this Agreement: (i) failure by Design-Builder to secure or maintain the insurance coverage required hereunder; (ii) failure by Design-Builder to comply fully with any of the insurance provisions of this Agreement; (iii) failure by Design-Builder to secure such endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement; (iv) the insolvency, bankruptcy or failure of any insurance company providing insurance to Design-Builder; (v) failure of any insurance company to pay any claim accruing under its policy; or (vi) losses by Design-Builder or any of its Subcontractors not covered by insurance policies.

§ 11.1.4 In the event that liability for any loss or damage is denied by the underwriter or underwriters in whole or in part due to the breach of said insurance by Design-Builder, or for any other reason attributable to Design-Builder, or if Design-Builder fails to maintain any of the insurance herein required, then Design-Builder shall defend, indemnify and hold the Owner Indemnified Parties harmless against all losses which would otherwise have been covered by said insurance.

§ 11.1.5 Owner’s Insurances

(a)	The Owner may at its discretion, and at any time including as result of securing project finance, effect with reputable insurers any or all such insurance in accordance with the terms set out in Exhibit A.

(b)	Where the Owner elects to effect any such insurance, the Design-Builder:

i.	subject to Section 11.1.5(a), the Contactor will be discharged of its obligations to effect and maintain the equivalent insurance policies listed under Insurances to be effect by Design-Builder within Exhibit A;

ii.	agrees to enter into an amendment agreement with the Owner to reflect a reduction in the Design-Builder’s cost, which shall be based on evidence supplied by the Design-Builder of the cost of premiums of such equivalent insurance policies, or if no such evidence is provided, as agreed between the Parties, or failing that, as determined in accordance with Section 15 (Claims and Disputes);

iii.	shall, and shall ensure that its Subcontractors, where applicable, shall, cooperate and follow the reasonable risk improvement measures required by the Owner’s construction all risks insurers in relation to the Works; and

iv.	shall, and shall ensure that its Subcontractors where applicable shall, cooperate with any loss adjustors, surveyors or others in connection with any insurance and observe and fulfil the terms and conditions of the insurance policies and, if the Design-Builder or its Subcontractors fail to do so, the Design-Builder shall indemnify and hold harmless the Owner, its Affiliates, the Owner’s Personnel, and their respective agents, against and from all Claims resulting from any such failure.

(c)	If requested in writing by the Design-Builder, the Owner shall submit to the Design-Builder, within thirty (30) days of such request, evidence that the insurances the Owner is required to obtain have been effected in accordance with the terms set out in Exhibit A, evidenced by insurance certificates or confirmation of cover issued by the broker specifying the types and amounts of coverage in effect and the expiration dates of each policy.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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(d)	The Design-Builder shall indemnify and hold harmless the Owner, its affiliates, and their respective agents, against and from all claims arising as a result of not being able to recover under the insurances required by Exhibit A of as a result of misrepresentation, non-disclosure, want of due diligence or breach of any declaration, condition or warranty contained in the relevant insurance policy by the Design-Builder.

(e)	If the period of the insurances to be effected and maintained by the Owner under this Contract is extended due to circumstances or events attributable to the Design-Builder, the additional premium due shall be for the account of the Design-Builder.

(f)	Any alterations to the terms and conditions of the insurances required to be maintained by the Owner under Exhibit A imposed by insurers due to the Design-Builder’s negligence, misrepresentation, non-disclosure, want of due diligence, breach of declaration, policy condition, warranty or Design-Builder’s adverse claims performance shall be deemed accepted by the Design-Builder.

§ 11.1.6 Disclosure and Compliance

(a)	Where requested by the Owner, the Design-Builder shall provide, in a timely manner, to the Owner:

i.	all information which insurers request to be disclosed;

ii.	all information which is of a type which insurance brokers in relation to the relevant insurance policy advise should be disclosed to insurers;

iii.	all technical information which may be material in any way to any insurance policy;

iv.	details of any significant problems encountered in relation to the Works and details of any design, manufacturing or operational problems encountered anywhere in the world with Materials, Plant, Goods, equipment and spare parts, which may be material in any way to any insurance policy; and

v.	all other information which the Design-Builder, acting in accordance with Good Industry Practice, could reasonably consider to be material in any insurance policy.

(b)	The Design-Builder shall put in place appropriate internal reporting procedures to ensure that full disclosure as described in Section 11.1.6 (a) is made by the Design-Builder in a timely manner.

§ 11.1.7 General Requirements

(a)	If a claim is made under any of the insurances required to be maintained by either Party, the Design-Builder shall be liable for the full amount of any applicable deductible.

(b)	If a loss arises that is (or may be) covered by insurance that is maintained by the Owner, the Design-Builder shall offer all such reasonable assistance as the Owner or the relevant insurers may require in connection with the pursuit of a claim under the relevant insurance policy.

(c)	Each Party shall comply with the conditions stipulated in each of the insurance policies described in Appendix H (Insurance Requirements) and/or in any claims manual which may be issued pursuant to such policies. Each Party shall keep its insurers informed of any relevant changes to the execution of the Works and ensure that insurance is maintained in accordance with this Clause 11 and Exhibit A.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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(d)	If an insurer makes (or attempts to make) any alteration to the terms of any insurance, the Party first notified by the insurer shall promptly give notice to the other Party.

(e)	Nothing in this Clause 11.1.7 limits the obligations, liabilities or responsibilities of the Design-Builder or the Owner, under the other terms of this Contract or otherwise.

§ 11.2 Financial Statements and Material Adverse Change

[***]

ARTICLE 12 CORRECTION OF WORK

§ 12.1 Before Substantial Completion

§ 12.1.1 All Work shall be subject to inspection by Owner, Tenant and their respective representatives at all times to determine whether the Work conforms to the requirements of this Agreement. Design-Builder shall furnish Owner, Tenant and either of their representatives with access to all locations where Work is in progress, including locations not on the Site. If, in the judgment of Owner, any Work is found to be Defective prior to Substantial Completion, then Design-Builder shall, at its own expense, promptly correct such Defective Work and any other portions of the Facility damaged or affected by such Defective Work, whether by repair, replacement or otherwise. Subject to Design-Builder’s right to pursue a Claim under Article 15, the decision of Owner shall be conclusive as to whether the Work is conforming or Defective, and Design-Builder shall comply with the instructions of Owner in all such matters while pursuing any such Claim. If it is later determined that the Work was not Defective, then Owner shall reimburse Design-Builder for all costs incurred in connection with such repair or replacement and a Change Order shall be issued for such amount and shall address any impact the repair or replacement may have had on the Milestone Dates. If Design-Builder fails, after a reasonable period of time not to exceed seven (7) days, to repair or replace any Defective Work, or to commence to repair or replace any Defective Work and thereafter continue to proceed diligently to complete the same, then Owner may repair or replace such Defective Work and the expense thereof shall be paid by Design-Builder.

§ 12.1.2 Owner’s or Tenant’s right to conduct inspections shall not obligate either Owner or Tenant to do so. Neither the exercise of Owner or Tenant of any such right, nor any failure on the part of Owner or Tenant to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect.

§ 12.1.3 The cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be borne by Owner if such Work is found to conform with the requirements of this Agreement and by Design-Builder if such Work is found to be Defective.

§ 12.2. After Substantial Completion

§ 12.2.1 If, within four (4) years after the date of Substantial Completion of the Work (the “Defect Correction Period”), any of the Work is discovered to be Defective or not in accordance with the requirements of the Design-Build Documents, the Design-Builder shall, at its sole cost and expense, correct such Defective Work and any other portions of the Facility damaged or affected by such Defective Work, whether by repair, replacement or otherwise (including any and all costs in connection with such repair, replacement or otherwise, such as in and out and open and close costs, storage costs, labor, testing, Taxes, expediting costs, transportation costs and any other costs necessary to fully correct the Work) (“Corrective Work”) and shall be liable for and pay to Owner any and all damages, losses, costs and expenses incurred by Owner or any Owner affiliate arising out of or relating to such Defective Work. Defective Work caused by the conditions set forth in section 3.1.12.1 shall not subject Design-Builder to the terms of Section 12.2

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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§ 12.2.2 If the Design-Builder fails to commence the Corrective Work within seventy-two (72) hours, or does not complete such Corrective Work on an expedited basis, then Owner, by written notice to Design-Builder, may (in addition to any other remedies that it has under this Agreement, at law or in equity) perform such Corrective Work, and Design-Builder shall be liable to Owner for all damages, losses, costs and expenses arising out of or relating to such Corrective Work and shall pay Owner (directly or by offset, at Owner’s sole discretion), an amount equal to such damages, losses, costs and expenses; provided however, if any Defective Work materially affects the construction, operation or use of any of the Facility or the Work, or presents an imminent threat to the safety or health of any Person and Owner knows of such Defective Work, Owner may (in addition to any other remedies that it has under this Agreement, at law or in equity) correct such Defective Work without giving prior written notice to Design-Builder, and, in such event, Design-Builder shall be liable to Owner for all reasonable damages, losses, costs and expenses incurred by Owner arising out of or relating to such Corrective Work and shall pay Owner (directly or by offset, at Owner’s sole discretion), an amount equal to such damages, losses, costs and expenses.

§ 12.2.3 The Defect Correction Period shall be extended with respect to portions of Construction Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Construction Work.

§ 12.2.4 With respect to any Corrective Work performed, the Defect Correction Period for such Corrective Work shall be extended for an additional one (1) year from the date of the completion of such Corrective Work; provided that, in no event shall the Defect Correction Period for such Corrective Work be less than the original Defect Correction Period.

§ 12.2.5 The Design-Builder shall remove from the Site portions of the Construction Work that are not in accordance with the requirements of the Design-Build Documents and are neither corrected by the Design-Builder nor accepted by the Owner.

§ 12.2.6 The Design-Builder shall be liable for the cost of correcting destroyed or damaged construction of the Owner or Separate Contractors, whether completed or partially completed, caused by the Design-Builder’s Corrective Work.

§ 12.2.7 Nothing contained in this Section 12.2 shall be construed to establish a period of limitation with respect to other obligations the Design-Builder has under the Design-Build Documents. Establishment of the Defect Correction Period relates only to the specific obligation of the Design-Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Design-Build Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder’s liability with respect to the Design-Builder’s obligations other than specifically to correct the Construction Work.

§ 12.3 Acceptance of Nonconforming Construction Work

If the Owner prefers to accept Work that is not in accordance with the requirements of the Design-Build Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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ARTICLE 13 COPYRIGHTS AND LICENSES

§ 13.1 Plans, drawings, specifications, Project Records, calculations and other documents, including those in electronic form, created by Design-Builder or its Subcontractors, related to or in connection with the Work are Instruments of Service. Instruments of Service prepared by Design-Builder or its Subcontractors shall be “works made for hire,” and all rights, title and interest in the Instruments of Service, including any and all copyrights in the Instruments of Service, shall be owned by Owner as and when such Instrument of Service is created and irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed in or on such Instrument of Service by Design-Builder, its Subcontractors, or any other Person. Design-Builder and its Subcontractors waive in whole all moral rights which may be associated with such Instrument of Service. If, for any reason, any part of or all of the Instrument of Service is not considered a work made for hire for Owner or if ownership of all right, title and interest in the Instrument of Service shall not otherwise vest in Owner, then Design-Builder agrees that such ownership and copyrights in the Instrument of Service, whether or not such Instrument of Service is fully or partially complete, shall be automatically assigned from Design-Builder to Owner without further consideration, and Owner shall thereafter own all right, title and interest in the Instrument of Service, including all copyright interests.

§ 13.2 The Design-Builder and the Owner warrant that in transmitting Instruments of Service, or any other information, the transmitting party is the copyright owner of such information or has permission from the copyright owner to transmit such information for its use on the Project.

§ 13.3 Notwithstanding Section 13.1, as between Owner and Design-Builder, Design-Builder shall retain ownership of all proprietary intellectual property rights owned by Design-Builder and developed by it outside this Agreement or any other agreements between the Parties related to the Facility (hereinafter referred to as “Design-Builder’s Intellectual Property”), regardless of whether such Design-Builder’s Intellectual Property is included in the Instrument of Service, and nothing in Section 13.1 shall result in a transfer of ownership of any Design-Builder’s Intellectual Property or the proprietary intellectual property owned and developed by Subcontractors for any project other than this Project (“Third Party Intellectual Property”). With respect to such Design-Builder’s Intellectual Property and Third Party Intellectual Property relating to the Work or the Facility, the Design-Builder hereby grants to the Owner an irrevocable, perpetual and royalty-free license to use, disclose, modify, and copy such Design-Builder’s Intellectual Property and Third Party Intellectual Property for any purpose relating to the Facility or the Work. All Subcontracts shall contain provisions consistent with this Section 13.3.

§ 13.3.2 The Design-Builder shall obtain non-exclusive licenses from the Architect, Consultants, and Subcontractors, that will allow the Design-Builder to satisfy its obligations to the Owner under this Article 13.

§ 13.4 The provisions of this Article 13 shall survive the termination of this Agreement.

§ 13.5 All Instruments of Service, and all copies thereof, shall be returned or delivered to Owner upon the earlier of Substantial Completion or termination of this Agreement.

§ 13.6 The Instruments of Service, including all copies thereof, shall not be used by Design-Builder or its Subcontractors or any other Persons on any other project for a Person other than Owner without the prior written consent of Owner.

§ 13.7 All written materials, plans, drafts, specifications, computer files or other documents (if any) prepared or furnished by or on behalf of Owner, the Owner Indemnified Parties, or any of Owner’s other consultants or contractors, shall at all times remain the property of Owner, and Design-Builder shall not make use of any such documents or other media for any other project or for any other purpose than as set forth herein. All such documents and other media, including all copies thereof, shall be returned to Owner upon the earlier of Substantial Completion and termination of this Agreement.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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ARTICLE 14 TERMINATION OR SUSPENSION

§ 14.1 Termination or Suspension Prior to Execution of the Design-Build Amendment

§ 14.1.1 If the Owner fails to make payments to the Design-Builder for Work prior to execution of the Design-Build Amendment in accordance with this Agreement, Design-Builder may suspend the Work in accordance with Section 9.7.

§ 14.1.2 If the Owner suspends the Project, the Design-Builder shall be compensated for the Work performed prior to notice of such suspension in accordance with this Agreement.

§ 14.1.3 Owner may terminate this Agreement upon not less than seven (7) days’ notice, should Design-Builder fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 14.1.4 The Owner may terminate this Agreement upon not less than seven (7) days’ notice to the Design-Builder for the Owner’s convenience and without cause.

§ 14.1.5 In the event of termination not the fault of the Design-Builder or its Subcontractors, the Design-Builder shall be compensated for Work performed prior to termination, and any other reasonable expenses directly attributable to termination for which the Design-Builder is not otherwise compensated (but in no event shall Design-Builder be entitled to receive any amount for unabsorbed overhead, contingency, risk or anticipatory profit). In no event shall the Design-Builder’s compensation under this Section 14.1.5 be greater than the compensation set forth in Section 2.1.

§ 14.2 Termination or Suspension Following Execution of the Design-Build Amendment

§ 14.2.1 Termination by the Design-Builder

§ 14.2.1.1 Upon seven (7) days written notice to Owner, the Design-Builder may terminate this Agreement if the Work is stopped in accordance with Section 9.7 for a period of forty-five (45) consecutive days through no act or fault of the Design-Builder, its Subcontractors, or any other Persons or entities performing portions of the Work. Design-Builder’s sole right to terminate this Agreement is set forth in this Section 14.2.1.1.

§ 14.2.1.3 In the event of termination pursuant to Section 14.2.1.1, the Design-Builder shall have the rights (and Owner shall make the payments) provided for in Section 14.2.4 in the event of a termination for convenience.

§ 14.2.2 Termination by the Owner for Cause

§ 14.2.2.1 Design-Builder shall be in “Default” if Design-Builder shall at any time:

.1	fails to prosecute the Work in a diligent, efficient, workmanlike, skillful or safe manner;

.2	fails to commence the Work in accordance with the provisions of this Agreement;

.3	abandons any part of the Work;

.4	repudiates any of its obligations under this Agreement;

.5	be in Default pursuant to Sections 3.1.10.6, 6.3.5 or 11.2.2;

.6	fails to maintain insurance required under this Agreement;

.7	fails to discharge liens filed by any Subcontractor as required under this Agreement;

.8	cause, by any action or omission, any material stoppage or delay of or interference with the work of Owner or its other contractors or subcontractors;

.9	fails to submit the Design-Builder’s Proposal by the date required by this Agreement, or if no date is indicated, within a reasonable time consistent with the date of Substantial Completion;

.10	refuses or fails to supply enough properly skilled workers or proper materials;

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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.11	refuses or fails to supply a qualified architect, consultant, or subcontractor, where required;

.12	fails to make payment to the Architect, Consultants, Subcontractors, or suppliers in accordance with their respective agreements with the Design-Builder;

.13	is otherwise in material breach of a provision of the Design-Build Documents.

.14	meets the liquidated damages cap in Section 2.3.2.3;

.15	commits gross negligence or willful misconduct;

.16	itself or the Guarantor becomes insolvent, is a adjudged bankrupt, has a receiver appointed, makes a general assignment or filing for the benefit of its creditors, files for bankruptcy protection, or is subject to proceedings involuntarily instituted under Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition of or readjustments of debts;

.17	fails to comply with Applicable Laws; or.

.18	when eighty percent (80%) of the cap on liquidated damages has been expended.

§ 14.2.2.2 When any of the reasons described in Section 14.2.2.1 exist, the Owner may, without prejudice to any other rights or remedies of the Owner and after giving the Design-Builder seven (7) days’ notice, to cure or commence a bona fide effort to cure a Default, terminate employment of the Design-Builder, in whole or in part, and may:

.1	Exclude the Design-Builder from the Site and take possession of all Instruments of Service, materials, equipment, tools, and construction equipment and machinery thereon owned by the Design-Builder;

.2	Accept assignment of the Architect, Consultant, and Subcontractor agreements pursuant to Section 3.1.15; and

.3	Finish the Work by whatever reasonable method the Owner may deem expedient.

§ 14.2.2.3 When the Owner terminates this Agreement for one of the reasons stated in Section 14.2.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.

§ 14.2.2.4 If the damages, losses, costs and expenses incurred by Owner (including the cost to complete the Facility, all attorneys’ fees, consultant fees, and litigation expenses, costs to complete the Work, liquidated damages, and any and all damages for failure of performance and cost of financing or interest on such expense from the date such expense was incurred by Owner at the rate specified in Section 2.1.5.1.1), exceeds the balance of the Contract Sum, then, at Owner’s sole option, Design-Builder shall pay Owner the difference on demand, or Owner shall have the right and authority to offset in the amount of such difference. Design-Builder’s liability under this Section 14.2.2.4 is in addition to any other liability provided for under this Agreement and Owner shall have the right and authority to set off against and deduct from any such excess due Design-Builder by Owner any other liability of Design-Builder to Owner under this Agreement. Owner agrees to act reasonably to mitigate any costs it might incur in connection with any termination for Default. In the event of a termination for Default, the Parties agree that Owner shall be entitled to any and all damages, losses, costs and expenses incurred by Owner arising out of or resulting from such Default, including any and all liquidated damages. If Design-Builder is terminated for Default pursuant to this Section 14.2.2.4, the Parties agree that, for the purposes of this Section 14.2.2.4, with respect to Substantial Completion that was not achieved by Design-Builder prior to such termination, liquidated damages owed by Design-Builder to Owner shall be based on the date that the substitute design-builder achieved Substantial Completion.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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§ 14.2.2.5 Upon termination for Default, Design-Builder shall (i) immediately discontinue Work on the date and to the extent specified in the notice; (ii) place no further orders for subcontracts, equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued; (iii) inventory, maintain and turn over to Owner all construction equipment, furnished by Design-Builder or any other equipment or other items provided by Owner for performance of the terminated Work; (iv) promptly make every reasonable effort to procure assignment or cancellation upon terms satisfactory to Owner of all subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued; (v) cooperate with Owner in the transfer of the Instruments of Service, including drawings and specifications, permits, licenses and any other items or information and disposition of Work in progress so as to mitigate damages; (vi) comply with other reasonable requests from Owner regarding the terminated Work; (vii) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect equipment at the Site in transit thereto, or otherwise stored off Site, and to comply with any Applicable Law; and (viii) perform all other obligations under Section 14.2.4.2.

§ 14.2.3 Suspension by the Owner for Convenience

§ 14.2.3.1 The Owner may, without cause, order the Design-Builder in writing to suspend the Work, in whole or in part, for such period of time as the Owner may determine and Design-Builder shall take reasonable steps to minimize any costs associated with such suspension. During any such suspension, Design-Builder shall properly protect and secure such suspended Work in such manner as Owner may reasonably require. To the extent Design-Builder has personnel mobilized to the Site, Design-Builder shall, during any such suspension, maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions. Except where such suspension ordered by Owner is the result of or due to the fault or negligence of Design-Builder or any Subcontractor, Design-Builder shall be entitled to (i) the reasonable actual costs (excluding unabsorbed overhead, contingency, or risk) of such suspension, including demobilization and remobilization costs, if necessary, provided that Design-Builder provides appropriate supporting documentation to evidence such costs, and (ii) a time extension to the Milestone Dates if and to the extent permitted under Section 8.2.1. Upon receipt of notice to resume suspended Work, Design-Builder shall immediately resume performance of the Work to the extent required in the notice. In no event shall Design-Builder be entitled to any additional profits or damages due to such suspension.

§ 14.2.4 Termination by the Owner for Convenience

§ 14.2.4.1 The Owner may, at any time, terminate this Agreement, in whole or in part, for the Owner’s convenience and without cause.

§ 14.2.4.2 Upon receipt of notice from the Owner of such termination for the Owner’s convenience, the Design-Builder shall (i) immediately discontinue the Work as directed by the Owner in the notice; (ii) take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; (iii) except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing Project agreements, including agreements with the Architect, Consultants, Subcontractors, and purchase orders, and enter into no further Project agreements and purchase orders; (iv) promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued unless Owner elects to take assignment of any such subcontracts; (v) prepare and submit to Owner an inventory list of all completed and partially completed Work; (vi) assist Owner in the maintenance, protection, and disposition of Work in progress; (vii) cooperate with Owner for the efficient transition of the Work; (viii) cooperate with Owner in the transfer of Instruments of Service, including drawings and specifications, permits, licenses and any other items or information and disposition of Work in progress; and (ix) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect equipment at the Site in transit thereto, or otherwise stored off Site, and to comply with any Applicable Law, and Owner may, at its sole option, take assignment of any or all of the subcontracts.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

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§ 14.2.4.3 Upon termination for convenience by Owner in accordance with this Section 14.2.4 after execution of the Design-Build Amendment, Design-Builder shall be paid (i) the reasonable value of the Work properly performed (the basis of payment being based on the terms of this Agreement, less any down payments, if any, made under this Agreement) prior to termination, less that portion of the Contract Sum previously paid to Design-Builder, plus (ii) reasonable direct close-out costs submitted in accordance with this Section 14.2.4.3 (but in no event shall Design-Builder be entitled to receive any amount for unabsorbed overhead, contingency, risk or anticipatory profit). Design-Builder shall submit all reasonable direct close-out costs to Owner for verification and audit within sixty (60) days after the effective date of termination. In the event of a termination for convenience, Design-Builder shall be entitled to the value of the Work actually performed. If no Work has been performed by Design-Builder at the time of termination, Design-Builder shall be paid the sum of One Hundred U.S. Dollars (U.S. $100) for its undertaking to perform. If the Design Build Amendment is not issued, Owner shall not be liable for any cancellation charges.

ARTICLE 15 CLAIMS AND DISPUTES

§ 15.1 Claims

§ 15.1.1 Definition. A Claim is a demand or assertion by one of the Parties seeking, as a matter of right, payment of money, a change in the Contract Time, or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Design-Builder arising out of or relating to the Contract. The responsibility to substantiate Claims shall rest with the party making the Claim. This Section 15.1.1 does not require the Owner to file a Claim in order to impose liquidated damages in accordance with the Contract Documents.

§ 15.1.2 Continuing Contract Performance. Pending final resolution of a Claim, except as provided in Section 9.7 and Article 14, the Design-Builder shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Design-Build Documents.

§ 15.1.3 Waiver of Claims for Consequential Damages

The Design-Builder and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes

.1	damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business, and reputation, and for loss of management or employee productivity or of the services of such Persons; and

.2	damages incurred by the Design-Builder for principal office expenses including the compensation of personnel stationed there, for losses of financing, business, and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 14. The limitation of liability set forth in this Section 15.1.3 shall not apply to (i) amounts encompassed within liquidated damages; (ii) Design-Builder’s indemnification and confidentiality obligations under this Agreement for damages claimed by a Third Party; or (iii) in accordance with Section 2.3.2.4.2. For the purposes of this Section 15.1.3, the term “Third Party” means any Person other than Owner, Design-Builder, or their affiliates and expressly includes the employees of Owner, Design-Builder, and their affiliates.

§ 15.2 Initial Resolution of Claims

§ 15.2.1 Meet and Confer

§ 15.2.1.1 The Owner and Design-Builder shall endeavor to resolve Claims subject to a meet and confer session. The meet and confer session shall be attended by representatives who have the authority to bind the Owner and Design-Builder. The Owner may request senior representatives from the Architect, Subcontractors, or other interested Parties to attend the meet and confer session. The meet and confer session shall take place within thirty (30) days after a request by either Party to this Agreement unless the Parties mutually agree otherwise.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 15.2.1.2 Discussions held during the meet and confer process shall be treated as settlement discussions and, as such, will be confidential.

§ 15.2.1.3 If the Owner and Design-Builder reach a mutually acceptable resolution, appropriate documentation memorializing the resolution shall be prepared. If the resolution results in a change to the Changed Criteria, the Parties shall execute a Change Order.

§ 15.2.1.4 If the Owner and Design-Builder cannot reach a mutually acceptable resolution at the meet and confer session, or if the meet and confer session does not take place within the time specified in Section 15.2.1, either party may proceed to litigation in accordance with Section 15.4.

§ 15.2.2 Project Neutral

§ 15.2.2.1 If the parties select a Project Neutral to serve as an initial decision maker of Claims, the Owner and Design-Builder shall share the expense of the Project Neutral.

§ 15.2.2.2 The Project Neutral will review Claims and, within ten days of the receipt of a Claim, take one or more of the following actions: (1) request additional supporting data from the claimant or a response with supporting data from the other party, (2) reject the Claim in whole or in part, (3) approve the Claim in whole or in part, (4) suggest a compromise, or (5) advise the parties that the Project Neutral is unable to resolve the Claim if the Project Neutral lacks sufficient information to evaluate the merits of the Claim or if the Project Neutral concludes that, in the Project Neutral’s sole discretion, it would be inappropriate for the Project Neutral to resolve the Claim.

§ 15.2.2.3 In evaluating Claims, the Project Neutral may, but shall not be obligated to, consult with or seek information from persons with special knowledge or expertise who may assist the Project Neutral in rendering a decision. The retention of such persons shall be a shared expense of the Owner and Design-Builder.

§ 15.2.2.4 If the Project Neutral requests either party to provide a response to a Claim or to furnish additional supporting data, such party shall respond within ten days after receipt of the request and shall either (1) provide a response or the requested supporting data, (2) advise the Project Neutral when the response or supporting data will be furnished or (3) advise the Project Neutral that no response or supporting data will be furnished. Upon receipt of the response or supporting data, if any, the Project Neutral will take one of the actions described in Section 15.2.2.2(2)-(5).

§ 15.2.2.5 Pursuant to Sections 15.2.2.2 through 15.2.2.4 the Project Neutral will render an initial decision approving or rejecting the Claim in whole or in part or indicating that the Project Neutral is unable to resolve the Claim. The initial decision shall (1) be in writing, (2) state the reasons therefore, and (3) identify any change in the Contract Sum or Contract Time or both. The initial decision shall be binding on the parties, but subject to mediation in accordance with the process set forth in Section 15.3 and, if the parties fail to resolve their dispute through mediation, subject to binding dispute resolution in accordance with Section 15.4.

§ 15.2.2.5.1 If an initial decision has not been rendered within 30 days after the Claim has been referred to the Project Neutral, the party asserting the Claim may demand mediation and binding dispute resolution without a decision having been rendered. Unless the Project Neutral and all affected parties agree, the Project Neutral will not decide disputes between the Design-Builder and persons or entities other than the Owner.

§ 15.2.2.6 Either party may file for mediation of an initial decision at any time, subject to the terms of Section 15.3.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 15.2.2.7 Either party may, within 30 days from the date of a Project Neutral’s initial decision, demand in writing that the other party file for mediation within 60 days of the initial decision. If such a demand is made and the party receiving the demand fails to file for mediation within the time required, then both parties waive their rights to mediate or pursue binding dispute resolution proceedings with respect to the initial decision.

§ 15.2.3 In the event of a Claim against the Design-Builder, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Design-Builder’s default, the Owner may, but is not obligated to, notify the surety, and request the surety’s assistance in resolving the controversy.

§ 15.2.4 If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines.

§ 15.3 Mediation

§ 15.3.1 Claims, disputes, or other matters in controversy arising out of or related to the Contract, except those waived as provided for in Sections 9.10.4, 9.10.5, 15.1.7, and 15.2.2.7, shall be subject to mediation as a condition precedent to binding dispute resolution.

§ 15.3.2 The Parties shall endeavor to resolve their Claims by mediation which, unless the Parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of this Agreement. A request for mediation shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of binding dispute resolution proceedings but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the Parties or court order. If an arbitration proceeding is stayed pursuant to this Section 15.3.2, the Parties may nonetheless proceed to the selection of the arbitrator(s) and agree upon a schedule for later proceedings.

§ 15.3.3 Either Party may, within 30 days from the date that mediation has been concluded without resolution of the dispute or 60 days after mediation has been demanded without resolution of the dispute, demand in writing that the other party file for binding dispute resolution. If such a demand is made and the Party receiving the demand fails to file for binding dispute resolution within 60 days after receipt thereof, then both Parties waive their rights to binding dispute resolution proceedings with respect to the initial decision rendered by the Project Neutral or with respect to Claims that were the subject of the Meet and Confer process.

§ 15.3.4 The Parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction.

§ 15.4 Arbitration

§ 15.4.1 If the parties have selected arbitration as the method for binding dispute resolution in Section 1.3, any Claim subject to, but not resolved by, mediation shall be subject to arbitration which shall be administered by the American Arbitration Association (AAA) in accordance with its Construction Industry Arbitration Rules (CI Arbitration Rules) in effect on the date of this Agreement. The Arbitration shall be conducted in the place where the Project is located, unless another location is mutually agreed upon. A demand for arbitration shall be made in writing, delivered to the other party to the Contract, and filed with the American Arbitration Association in accordance with the CI Arbitration Rules. The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 15.4.1.1 A demand for arbitration shall be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when the institution of legal or equitable proceedings based on the Claim would be barred by the applicable statute of limitations or statute of repose. For statute of limitations or statute of repose purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the Claim.

§ 15.4.2 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

§ 15.4.3 The foregoing agreement to arbitrate, and other agreements to arbitrate with an additional person or entity duly consented to by parties to this Agreement, shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

§ 15.4.4 Consolidation or Joinder

§ 15.4.4.1 Subject to the rules of the American Arbitration Association or other applicable arbitration rules, either party may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (1) the arbitration agreement governing the other arbitration permits consolidation, (2) the arbitrations to be consolidated substantially involve common questions of law or fact, and (3) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).

§ 15.4.4.2 Subject to the CI Arbitration Rules , either Party may include by joinder persons or entities substantially involved in a common question of law or fact whose presence is required if complete relief is to be accorded in arbitration, provided that the Party sought to be joined consents in writing to such joinder. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent.

§ 15.4.4.3 The Owner and Design-Builder grant to any person or entity made a party to an arbitration conducted under this Section 15.4, whether by joinder or consolidation, the same rights of joinder and consolidation as those of the Owner and Design-Builder under this Agreement.

§ 15.4 The provisions of this Article 15 shall survive the termination of this Agreement.

ARTICLE 16 MISCELLANEOUS PROVISIONS

§ 16.1 Governing Law

The Contract shall be governed by, and construed in accordance with, the laws of the state of Texas (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction).

§ 16.2 Successors and Assigns

This Agreement shall not be assigned to other Persons without the prior written consent of the non-assigning Party hereto, except that Owner may assign this Agreement, in whole or part, to any of its affiliates or co-venturers, to any Person who acquires an ownership interest in Owner or the Facility, or to any Person jointly controlled by Owner and any co-venturers. Furthermore, Owner may assign, pledge and/or grant a security interest in this Agreement to Tenant or any Lender without Contractor’s consent. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee; provided that any assignment by Design-Builder pursuant to this Section 16.2 shall not relieve Design-Builder of any of its obligations or liabilities under this Agreement. Any assignment not in accordance with this Section 16.2.1 shall be void and without force or effect, and any attempt to assign this Agreement in violation of this provision shall grant the non-assigning Party the right, but not the obligation, to terminate this Agreement at its option for Default. This Agreement shall be binding upon the Parties hereto, their successors and permitted assigns.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 16.3 The Design-Builder, Architect, Consultants, Subcontractors, or their agents, or any other Persons or entities performing portions of the Work, shall not have the right to, without Owner’s prior written approval, include video, photographic, or artistic representations of the design of the Project among their respective promotional and professional materials. This Section 16.3 shall survive the termination of this Agreement.

§ 16.5 Tests and Inspections

§ 16.5.1 Tests, inspections, and approvals of portions of the Construction Work shall be made as required by the Design-Build Documents, including in accordance with Applicable Laws. Within seven (7) days after execution of the Design-Build Amendment, Design-Builder shall submit to Owner, for its review and approval, a quality control and quality assurance plan and inspection plan in accordance with the requirements set forth in Exhibit J, including witness points and inspection procedures. The Design-Builder shall make arrangements for such tests, inspections, and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections, and approvals. The Design-Builder shall give the Owner at least thirty (30) days prior written notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures.

§ 16.5.2 If the Owner determines that portions of the Construction Work require additional testing, inspection, or approval not included under Section 16.5.1, the Owner will instruct the Design-Builder to make arrangements for such additional testing, inspection, or approval, by an entity acceptable to the Owner, and the Design-Builder shall give at least thirty (30) days’ prior written notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures.

§ 16.5.3 If procedures for testing, inspection, or approval under Sections 16.5.1 and 16.5.2 reveal failure of the portions of the Construction Work to comply with requirements established by the Design-Build Documents or Applicable Law, all costs made necessary by such failure shall be at the Design-Builder’s expense.

§ 16.5.4 Required certificates of testing, inspection, or approval shall be secured by the Design-Builder and promptly delivered to the Owner.

§ 16.5.5 Neither (i) the inspection of any Work, nor (ii) the presence or absence of an inspector or other Owner personnel wherever the Work is performed, shall relieve Design-Builder from any requirements of this Agreement, and failure on the part of Owner to discover or reject Work not in accordance with the specified requirements shall not be deemed an acceptance or a waiver of Defects.

§ 16.5.6 Tests or inspections conducted pursuant to the Design-Build Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 16.6 Confidential Information

§ 16.6.1 Design-Builder hereby covenants and warrants that Design-Builder and its employees, officers, directors and agents shall not (without in each instance obtaining Owner’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any of the following information: (i) any Instruments of Service other than to Subcontractors as necessary to perform the Work; (ii) any technical or commercial information provided by or on behalf of Owner; or (iii) any other information relating to the business, products, services, research or development, clients or customers of Owner or any affiliate, or relating to similar information of a third party who has entrusted such information to Owner or any affiliate (hereinafter individually or collectively, “Owner’s Confidential Information”). Prior to disclosing any information in clause (i) of this Section 16.6.1 to any Subcontractor as necessary to perform the Work, Design-Builder shall bind such Subcontractor to the confidentiality obligations contained in this Section 16.6.1.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 16.6.2 Owner hereby covenants and warrants that Owner and its employees and agents shall not (without in each instance obtaining Design-Builder’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any pricing methodologies or pricing information of Design-Builder or its Subcontractors relating to the Work, including the equipment, which is conspicuously marked and identified in writing as confidential by Design-Builder (hereinafter individually or collectively, “Design-Builder’s Confidential Information”). The Parties agree that Owner may disclose Design-Builder’s Confidential Information without Design-Builder prior consent to the Owner Indemnified Parties, underwriters, a bona fide prospective or actual purchaser of all or a portion of Owner’s or any of its Affiliates’ assets or ownership interests, a bona fide prospective or actual assignee of all or a portion of Owner’s interest in this Agreement, Owner’s consultants, any prospective or actual operators of the Facility, any prospective or actual lenders and their representatives, rating agencies or any other party in relation to project financing for the Facility, provided that such Persons have first agreed in writing to confidentiality obligations substantially similar to those contained in this Section 16.6.2.

§ 16.6.3 The term “Confidential Information” means one or both of Design-Builder’s Confidential Information and Owner’s Confidential Information, as the context requires. The Party having the confidentiality obligations with respect to such Confidential Information shall be referred to as the “Receiving Party,” and the Party to whom such confidentiality obligations are owed shall be referred to as the “Disclosing Party.”

§ 16.6.4 “Confidential” or “business proprietary” information shall not include information:

.1	in the public domain, or which later enters the public domain, through no action on the receiving party’s part in violation of this Agreement;

.2	already in the receiving party’s possession and not marked as “confidential” or “business proprietary” when received;

.3	obtained by the receiving party on a non-confidential basis from a third party not known by the receiving party to be under an obligation of confidentiality; or

.4	that is independently developed by the receiving party without access to, or use of, any “confidential” or “business proprietary” information.

§ 16.7 Capitalization

Terms capitalized in the Contract include those that are (1) specifically defined, (2) the titles of numbered articles, or (3) the titles of other AIA Contract Documents.

§ 16.8 Interpretation

§ 16.8.1 In the interest of brevity the Design-Build Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ 16.8.2 Unless otherwise stated in the Design-Build Documents, words which have well-known technical or construction industry meanings are used in the Design-Build Documents in accordance with such recognized meanings.

§ 16.9 The invalidity of any provision of this Agreement shall not invalidate this Agreement or its remaining provisions. If it is determined that any provision of this Agreement violates any law, or is otherwise invalid or unenforceable, then that provision shall be revised to the extent necessary to make that provision legal and enforceable. In such case this Agreement shall be construed, to the fullest extent permitted by law, to give effect to the Parties’ intentions and purposes in executing this Agreement.

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes:

§ 16.10 This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by each of the Parties. Facsimile signatures shall be deemed as effective as original signatures.

ARTICLE 17 SCOPE OF THIS AGREEMENT

§ 17.1 This Agreement is comprised of the following documents:

.1	AIA Document A141 ®-2024, Standard Form of Agreement Between Owner and Design-Builder for a Traditional Design-Build Project, as amended

.2	All Exhibits and Schedules referenced in this Agreement.

This Agreement is executed as of the day and year first written above.

[***]	/s/ Mil L. Wallen III.
OWNER	DESIGN BUILDER

[***]	Mil L. Wallen III. (“Flip), Chief Executive Officer
(Print name and title)	(Print name and title)

AIA Document A141 — 2024. Copyright © 2004, 2014, and 2024. All rights reserved. “The American Institute of Architects,” “American Institute of Architects,” “AIA,” the AIA Logo, and “AIA Contract Documents” are trademarks of The American Institute of Architects. This draft was produced at 15:20:24 PDT on 05/23/2025 under Subscription No.20240073653 which expires on, is not for resale, is licensed for one-time use only, and may only be used in accordance with the AIA Contract Documents® Terms of Service. To report copyright violations, e-mail docinfo@aiacontracts.com.

User Notes: